UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 2, 2007

HONG KONG HIGHPOWER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52103	20-4062622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, China

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 755-89686238

SRKP 11, INC.
4737 North Ocean Dr., Suite 207, Lauderdale by the Sea, FL 33308

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the Subscription Agreement relating to the private placement of 2,836,364 shares of our common stock. The Subscription Agreement is attached hereto as Exhibit 10.1. See Item 2.01, below, regarding the discussion of the Share Exchange Agreement dated October 20, 2007, which is attached hereto as Exhibit 2.1.

Item 2.01 Completion of Acquisition or Disposition of Assets.

OVERVIEW

As used in this report, unless otherwise indicated, the terms “we”, “Company” and “Highpower” refer to Hong Kong Highpower Technology, Inc., a Delaware corporation, formerly known as SRKP 11, Inc. (“SRKP 11”), and its wholly-owned subsidiary, Hong Kong Highpower Technology Company Limited., a Hong Kong corporation (“HKHT”), and its wholly-owned subsidiary Shenzhen Highpower Technology Co., Ltd., a company organized under the laws of the People’s Republic of China (“Shenzhen Highpower”). “China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

SRKP 11 was incorporated in the State of Delaware on January 3, 2006. SRKP 11 was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On November 2, 2007, SRKP 11 (i) closed a share exchange transaction, described below, pursuant to which SRKP 11 became the 100% parent of HKHT, (ii) assumed the operations of HKHT and its subsidiary, and (iii) changed its name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc.

Highpower specializes in the development, manufacturing and marketing of Nickel Metal Hydride rechargeable batteries and related products primarily in China. Our batteries are used in a variety of electronic devices, including:

•	personal portable electronic devices, such as digital cameras, DVD players, electric razors and electric toothbrushes;
•	electric toys, such as radio-controlled cars;
•	industrial applications, such as industrial lighting, medical devices and communications equipment;
•	power tools; and
•	electric bikes

Our manufacturing and products development facilities are located in the PRC, which enables us to produce cost-effective products and increases our competitiveness in the rechargeable battery market. Most of our products are distributed worldwide to markets in Europe, the United States, China, Hong Kong, Southeast Asia, Taiwan and emerging markets, such as India, Latin America, and Russia.

Shenzhen Highpower and HKHT were founded in founded in 2001 and 2003, respectively. Our corporate offices are located at Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, China.

PRINCIPAL TERMS OF THE SHARE EXCHANGE

On October 20, 2007, SRKP 11 entered into a share exchange agreement (the “Exchange Agreement”) with HKHT and all of the shareholders of HKHT. Pursuant to the Exchange Agreement, SRKP 11 agreed to issue an aggregate of 14,798,328 shares of its common stock in exchange for all of the issued and outstanding securities of HKHT (the “Share Exchange”). The Share Exchange closed on November 2, 2007.

Upon the closing of the Share Exchange, SRKP 11 issued an aggregate of 14,798,328 shares of its common stock to the shareholders of HKHT in exchange for all of the issued and outstanding securities of HKHT. Prior to the closing of the Share Exchange and the Private Placement, as described below, shareholders of SRKP 11 agreed to the cancellation of an aggregate of 2,556,602 shares held by them such that there were 2,843,398 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. SRKP 11 issued no fractional shares in connection with the Share Exchange.

Immediately after the closing of the Share Exchange and Private Placement, we had 20,478,090 outstanding shares of common stock, no shares of Preferred Stock, no options, and no warrants.

Pursuant to the terms of the Share Exchange, we agreed to register a total of 2,843,398 shares of common stock held by stockholders of SRKP 11 immediately prior to the Share Exchange. Of these shares, 1,307,963 shares would be covered by the registration statement filed in connection with the Private Placement (described below) and 1,535,435 shares will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

Immediately after the closing of the Share Exchange, on November 2, 2007, SRKP 11 changed its corporate name from “SRKP 11, Inc.” to “Hong Kong Highpower Technology, Inc.” Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2007 and a copy of the Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K.

THE PRIVATE PLACEMENT

On November 2, 2007, concurrently with the close of the Share Exchange, we closed a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of common stock at $1.10 per share. The Company agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor, a form of which is attached hereto as Exhibit 10.1. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until ninety (90) days after the Company’s common stock begins to be listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period. After commissions and expenses, the Company received net proceeds of approximately $2,618,000 in the Private Placement. WestPark Capital, Inc. (“WestPark”) acted as placement agent in connection with the Private Placement. For its services as placement agent, WestPark was paid a commission equal to 10% of the gross proceeds from the financing, in addition to a $40,000 success fee for the Share Exchange, for an aggregate fee of $352,000. Some of the controlling stockholders and control persons of WestPark were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant stockholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and was one of the Company’s controlling stockholders and an officer and director prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE. ANY SECURITIES SOLD IN THE PRIVATE PLACEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

HIGHPOWER’S BUSINESS

Industry

General

Rapid advancements in electronic technology have expanded the number of battery-powered devices in recent years. As these devices have come to feature more sophisticated functions, more compact sizes and lighter weights, the sources of power that operate these products have been required to deliver increasingly higher levels of energy. This has stimulated consumer demand for higher-energy batteries capable of delivering longer service between recharges or battery replacement. In contrast to non-rechargeable batteries, after a rechargeable battery is discharged, it can be recharged and reused many times. Rechargeable batteries generally can be used in many non- rechargeable battery applications, as well as high energy drain applications such as electric toys, power tools, portable computers and other electronics, medical devices, and many other consumer products.

High energy density and long achievable cycle life are important characteristics of rechargeable battery technologies. Energy density refers to the total electrical energy per unit volume stored in a battery. High energy density batteries generally are longer lasting power sources providing longer operating time and necessitating fewer battery recharges. Greater energy density will permit the use of batteries of a given weight or volume for a longer time period. Long cycle life is a preferred feature of a rechargeable battery because it allows the user to charge and recharge many times before noticing a difference in performance. Long achievable cycle life, particularly in combination with high energy density, is desirable for applications requiring frequent battery recharges.

The initial technology for rechargeable batteries was nickel cadmium (“Ni-Cad”). Ni-Cad batteries are offered in a variety of sizes and shapes but suffer from low energy density and low cycle life. In addition, disposal of Ni-Cad batteries poses environmental issues due to the high toxicity level of cadmium. To meet the demand for higher performing rechargeable batteries, nickel-metal hydride (“Ni-MH”) batteries were developed. Electrically, Ni-MH batteries are similar to the Ni-Cad counterparts but utilize a hydrogen-absorbing alloy instead of cadmium. High capacity Ni-MH batteries can replace Ni-Cad batteries in many devices because they operate on the same voltage and possess similar power and fast charge capabilities, while offering the advantage of greater energy density. In devices such as power tools, electric toys, personal portable electronic devices and electric vehicles, Ni-MH batteries optimize equipment performance. Ni-MH batteries have several advantages including:

• High capacity - Because of the use of hydrogen as a cathode material, Ni-MH batteries have up to a 40 percent longer service life than ordinary Ni-Cad batteries of equivalent size.

• Long cycle life - Up to 1,000 charge/discharge cycles.

• No memory effect - Ni-Cad batteries suffer from a memory effect - when charging, the user must ensure that they are totally flat first, otherwise they 'remember' how much charge they used to have and die much quicker. Ni-MH batteries have a negligible memory effect, making charging quicker and more convenient.

• Performs at extreme temperatures - Capable of operation on discharge from -20°C to 50°C (-4°F to 122°F) and charge from 0°C to 45°C (32°F to 113ºF).

• Environmentally friendly - Zero percent cadmium or other toxic chemicals such as mercury.

• Cost efficiency - Rechargeable Ni-MH batteries are substantially less expensive than rechargeable lithium-ion batteries.

China

China’s market share of battery production is expected to increase. China has a number of benefits in battery manufacturing, which are expected to drive this growth:

—	Low Costs. China continues to have a significant low cost of labor as well as easy access to raw materials and land.

—	Proximity to electronics supply chain. Electronics manufacturing in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

—	Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing, including batteries.

Competitive Strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

Experienced management team

Our senior management team has extensive business and industry experience. Our principal stockholder and Chairman, Mr. Dang Yu Pan, has over 10 years of experience in China’s battery industry. Additionally, other members of our senior management team have significant experience with respect to other key aspects of our operations, including product design, manufacturing, and sales and marketing.

Market position

Since our inception, we have primarily focused on the research, development and manufacture of Ni-MH battery cells. We have developed significant expertise in Ni-MH battery technology and large-scale manufacturing that enables us to improve the quality of our products, reduce costs, and keep pace with evolving industry standards. Our Ni-MH rechargeable batteries have been developed to respond to a number of specific market requirements such as recyclability, high power, high energy density, long life, low cost and other important characteristics for consumer and OEM applications. They are suitable for almost all applications where high currents and deep discharges are required.

Well-established distribution channels

We sell our products to original equipment manufacturers and a well-established network of distributors and resellers, allowing us to penetrate customer markets worldwide. Our relationship with many of our distributors extends from our inception in 2001. We also continue to screen and identify our strongest customers in each distribution channel and to focus our sales efforts towards the largest and fastest growing distributors and resellers.

Proven product manufacturing capabilities

We selectively use automation in our manufacturing process to ensure a high uniformity and precision in our products while maintaining our cost-competitiveness. We use automated machinery in key stages of the manufacturing process while using manual labor for other stages to take advantage of the availability of low-cost, skilled labor in China. We have received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, ISO 14001, Conformity Europende (CE) and Underwriters Laboratories Inc. (UL), attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Customer service expertise

We work closely with our major customers in order to ensure high levels of customer satisfaction. To provide superior service and foster customer trust and loyalty, we offer flexible delivery methods and product feedback opportunities to our customers. Our sales representatives and marketing personnel undergo extensive training, providing them with the skills necessary to answer product and service-related questions, proactively educate potential customers about our products, and promptly resolve customer inquiries.

Our Strategy

Our goal is to become a global leader in the development and manufacture of rechargeable battery products. We intend to achieve this goal by implementing the following strategies:

Continue to pursue cost-effective opportunities

Our operating model, coupled with our modern manufacturing processes, has resulted in economies of scale, a low cost structure, and an ability to respond rapidly to customer demands. We intend to achieve greater cost-effectiveness by expanding our production capacity, increasing our productivity and efficiency in the manufacturing process and seeking to reducing the per unit cost of production through the use of advanced technologies.

Aggressively pursue distribution channels

We intend to broaden the scope of our distribution arrangements to increase sales penetration in targeted markets. We intend to select additional distributors based on their access to markets and retail outlets that are candidates for our products. In addition, we intend to expand our international sales presence and diversify our revenue sources by taking efforts to increase the percentage of our net revenues attributable to sales to emerging new markets.

Expand existing and new product offerings

Since the commencement of our battery operations in 2001, we have expanded our product offerings to over ten product lines, which include in each product line batteries of varying sizes, capacities and voltages. We intend to expand our existing lines of Ni-MH batteries for use in other applications, such as hybrid-electric cars, and devote additional resources to the development of a line of lithium-polymer batteries for higher-end, high-performance applications, such as laptop batteries.

Enhance marketing efforts to increase brand awareness

We continue to devote our efforts towards brand development and utilize marketing concepts in an attempt to enhance the marketability of our products.

Products

Our Ni-MH rechargeable batteries are versatile solutions for many diverse applications due to their long life, environmentally friendly materials, high power and energy, low cost and safe applications. Developed to meet the requirement for increasingly higher levels of energy demanded by today’s electronic products, our Ni-MH rechargeable batteries can offer up to increased capacity and higher energy density over similarly sized standard Ni-Cad rechargeable batteries. As a result, users can expect a longer time between charges and longer running time. Our Ni-MH rechargeable batteries are available in both cylindrical and prismatic shapes.

We produce an extensive line of batteries, falling into two main categories:

•
Consumer Batteries - Relative to ordinary Ni-Cad rechargeable batteries, as well as their non-rechargeable counterparts, our Ni-MH batteries offer higher power capacity allowing for longer working time and shortened charging time during equivalent working periods. We produce A, AA and AAA sized batteries in blister packing as well as chargers and battery packs.

•
Industrial Batteries - These batteries are designed for electric bikes, power tools and electric toys. They are specifically designed for high-drain discharge applications, possessing low internal resistance, more power, and longer discharging time.

We also recycle batteries and resell the recycled materials to some of our customers. We are currently testing this market and anticipate expanding our battery recycling operations in the future.

Net sales for each of our product segments as a percentage of net sales is set forth below:

	Six Months Ended	Year Ended December 31,
	June 30, 2007	2006	2005	2004
Consumer Batteries	84%	77%	84%	89%
Industrial Batteries	15%	21	14	10
Materials	1%	2	2	1
	100%	100%	100%	100%

We are currently devoting research and development and other resources towards the development of a line of lithium-polymer batteries for higher-end, high-performance applications.

Supply of Raw Materials

The cost of the raw materials used in our rechargeable batteries is a key factor in the pricing of our products. We purchase materials in volume which allows us the ability to negotiate better pricing with our suppliers. Our purchasing department locates eligible suppliers of raw materials striving to use only those suppliers who have previously demonstrated quality control and reliability.

Currently, we purchase our raw materials, consisting primarily of metal materials including nickelous oxide, nickel foam, metal hydride alloy and other battery components, such as membranes, from suppliers located in China and Japan. We believe that the raw materials and components used in manufacturing our rechargeable batteries are available from enough sources to be able to satisfy our manufacturing needs; however, some of our materials, such as nickel, are available from a limited number of suppliers. Our top three suppliers of nickel account for 70% of our nickel supply. Presently, our relationships with our current suppliers are generally good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.

At times, the pricing and availability of raw materials can be volatile, attributable to numerous factors beyond the Company’s control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s tight supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by more than 100 company-trained staff members to ensure quality control over of each phase of the production process, from the purchase of raw materials through each step in the manufacturing process. Supported by advanced equipment, we utilize a scientific management system and precision inspection measurement, capable of supplying stable, high-quality rechargeable batteries. Our quality control department executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;
•	testing samples of raw materials from suppliers;
•	implementing sampling systems and sample files;
•	maintaining quality of equipment and instruments; and
•	articulating the responsibilities of quality control staff.

We monitor quality and reliability in accordance with the requirements of QSR, or Quality System Review, and ISO 9001 systems. We have received European Union’s CE attestation, UL authentication, ISO 9001:2000 and ISO 14001 certification. We have passed stringent quality reviews and thus obtained OEM qualifications from various domestic cellular phone brand names. With our strong technological capabilities and use of automated equipment for core aspects of manufacturing process, we believe our product quality meets or even exceeds in certain key aspects international industry standards.

Manufacturing

The manufacture of rechargeable batteries requires coordinated use of machinery and raw materials at various stages of manufacturing. We have a large-scale production base that includes a 484,000 square foot factory, a dedicated design, sales and marketing team, and approximately 1,899 company-trained employees. We use automated machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor. We intend to further improve our automated production lines and strive to continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

The primary raw materials used in production of rechargeable batteries include electrode materials, electrolytes, foils, cases and caps and separators. The electrodes are manufactured using active materials, conductive agents and binder which are mixed with liquid. These mixtures are then uniformly coated onto the thin metal foil, then after drying, the electrodes are cut down to the designated sizes. The positive electrode and negative electrode are then wound together with a separator and inserted into a can, and electrolyte is filled. The sealing completes the battery cell assembly. Some of these cells are then integrated into packages which are customized into a wide variety of configurations to interface with different electronic devices.

Major Customers

During the six months ended June 30, 2007, approximately 38% of our net sales were generated from our five largest customers as compared to 32% and 36% for the years ended December 31, 2006 and 2005. Energizer Battery Manufacturing, Inc. and Uniross Batteries (HK) Ltd. accounted for 18% and 15%, respectively, of our net sales for the six months ended June 30, 2007. Energizer Battery Manufacturing Inc. accounted for 12% of our net sales for the year ended December 31, 2006 and Minwa (China) Electronics Co., Ltd. accounted for 13% of our net sales for the year ended December 31, 2005.

Sales and Marketing

We have a broad sales network in China and have one branch office in Hong Kong. Our sales staff in each of our offices targets key customers by arranging in-person sales presentations and providing post-sales services. Our sales staff works closely with our customers so that we can better address their needs and improve the quality and features of our products. We offer different price incentives to encourage large-volume and long-term customers.

Sales to our customers are based primarily on purchase orders we receive from time to time rather than firm, long-term purchase commitments from our customers. Uncertain economic conditions and our general lack of long-term purchase commitments with our customers make it difficult for us to predict revenue accurately over the longer term. Even in those cases where customers are contractually obligated to purchase products from us, we may elect not to enforce our contractual rights immediately because of the long-term nature of our customer relationships and for other business reasons, and instead may negotiate accommodations with customers regarding particular situations.

We target sales of our rechargeable batteries and charging systems through original equipment manufacturers (“OEMs”), as well as distributors and resellers focused on our target markets. We have contractual arrangements with distributors who market our products on a commission basis in particular areas. Although OEM agreements typically contain volume-based pricing based on expected volumes, typically prices are rarely adjusted retroactively if contract volumes are not achieved. We attempt to adjust future prices accordingly, but our ability to adjust prices is generally based on market conditions which we cannot control.

Net sales based on the location of our customers as a percentage of net sales is set forth below:

	Six Months Ended	Year Ended December 31,
	June 30, 2007	2006	2005	2004
China and Hong Kong	48%	66%	69%	69%
Europe	29	16	13	8
North America	15	10	7	3
Asia	9	7	11	20
South America	*	1	-	-
Total	100%	100%	100%	100%
* Less than 1%.

While the majority of our sales are made to customers in China and Hong Kong, our products are distributed worldwide, with approximately 30% of our products distributed to each of Hong Kong and China, the United States, and Europe and 10% to other markets.

We engage in marketing activities such as attending industry-specific conferences and exhibitions to promote our products and brand name. We also advertise in industry journals and magazines and through the Internet to market our products. We believe these activities help in promote our products and brand name among key industry participants.

Research and Development

To enhance our product quality, reduce cost, and keep pace with technological advances and evolving market trends, we have established an advanced research and development center. Our research and development center is not only focused on enhancing our Ni-MH-based technology by developing new products and improving the performance of our current products, but also seeks to develop alternative technologies such as a line of lithium-polymer batteries we are currently developing for higher-end, high performance applications. Our research and development center is currently staffed with over 100 experienced research and development technicians who overlook our techniques department, product development department, material analysis lab, and performance testing lab. These departments work together to research new material and techniques, test battery performance, inspect products and to test performance of machines used in the manufacturing process.

For the six months ended June 30, 2007 and years ended December 31, 2006 and 2005 we expended $313,221, $443,756 and $250,100, respectively, in research and development.

Competition

We face competition from many other battery manufacturers, many of which have significantly greater name recognition and financial, technical, manufacturing, personnel and other resources than we have. We compete against other Ni-MH battery producers, as well as manufacturers of other rechargeable and non-rechargeable batteries. The main types of rechargeable batteries currently on the market include: lead-acid; nickel-cadmium; nickel metal hydride; liquid lithium-ion and lithium-ion polymer. Competition is typically based on design, quality, reliability, and performance. The technology behind Ni-MH rechargeable batteries has consistently improved over time and we continue to enhance our products to meet the competitive threats from its competitors. Our primary competitors in the nickel metal hydride battery market or other similar competing rechargeable battery products include SANYO Electric Co., Ltd. Global, Matsushita Industrial Co., Ltd. (Panasonic), BYD Company Ltd., GPI International, Ltd., and GS Yuasa Corporation.

Intellectual Property

We rely on a combination of patent and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the battery industry. We currently hold two patents in China and have three patent applications pending in China. We also have two registered trademarks in China, which include “HFR” and its Chinese equivalent.

We recently renewed a license agreement with Ovonic Battery Company, Inc. (“Ovonic”) under which Ovonic granted Shenzhen Highpower (1) a royalty-bearing, non-exclusive license to use certain patents owned by Ovonic to manufacture Ni-MH batteries for portable consumer applications (“Consumer Batteries”) in the PRC and (2) a royalty-bearing, non-exclusive worldwide license to use certain patents owned by Ovonic to use, sell and distribute Consumer Batteries. Pursuant to the renewed agreement, Shenzhen Highpower will pay an up-front payment, payable over four years, as well as a running royalty based on a percentage of gross sales of Consumer Batteries.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes. We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us. The confidentiality agreements include noncompetition and nonsolicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We constructed our manufacturing facilities with the PRC’s environmental laws and requirements in mind. We currently outsource the disposal of solid waste to a third party-contractor. We are currently in the process of renewing our environmental permit, which expired in September 2007, from the Shenzhen Environment Protection Bureau Longgang Bureau covering our manufacturing operations and providing for an annual output limit of Ni-MH rechargeable batteries. As we anticipate moving to new facilities in 2009, we do not intend to have four of our current premises included in the permit. If we are unable to renew the permit or we fail to comply with the provisions of the renewed permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations. We have not been named as a defendant in any legal proceedings alleging violation of environmental laws. Other than the expiration of our environmental approval, we have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

—	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

—	Paris Convention for the Protection of Industrial Property (March 19, 1985);
—	Patent Cooperation Treaty (January 1, 1994); and
—	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, i.e., patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to more times of the license fee under a contractual license. The infringing party may be also fined by Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000, or approximately $62,500.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

At June 30, 2007, we had approximately 1,899 employees. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

Properties

Our registered office in Hong Kong is located at Flat 4, 13/F, Block 4, Taiping Industrial Centre, 51A Ting Kok Road, Tai Po, N.T. Hong Kong.

All of our manufacturing operations are currently located in mainland China at Luoshan Industrial Zone, Pinghu, Longgang, Shenzhen, Guangdong, China, 518111. Our facilities cover approximately 484,000 square feet of total space, consisting of manufacturing plants, dormitories and research and development facilities. We lease our manufacturing facilities from various landlords under a total of six leases with varying terms, which are renewed upon expiration. All leases have been fully prepaid until the expiration date. The table below lists the locations, approximate square footage, principal use and lease expiration dates of the facilities used in our manufacturing operations as of November 1, 2007.

Location	Area (square feet)	Principal Use	Lease expiration date
Workshop A1 & dormitory , Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	58,986	Industry & Residence	September 30,2009

Workshop A2 & dormitory, Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	81,117	Industry & Residence	September 30,2009

4th Floor, Building A, (4th Floor, Building 1 & 2nd Floor, Building B2 ) Workshop, B2 Area, Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	94,722	Industry & Residence	June 14, 2010

Storage, Building 2, (6th Floor, Building 1)Area B2, Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	50,698	Industry & Residence	December 31, 2010

1st-4th Floor, Building 12, (1st-7th Floor, Building 9), Da Wang Industrial Park, Xin Xia Road, Ping Hu Street, Long Gang District, Shenzhen	55,897	Industry & Residence	September 30, 2008

Workshop & dormitory , chong Tou Hu village,Renming Road,Guang Lan Street, Bao An District, Shenzhen	146,336	Industry & Residence	September 15,2010

In China, only the PRC government and peasant collectives may own land. In February 2007, we acquired approximately 1.36 million square feet of land equity in Industry Development Zone, New Lake, MaAn Town, HuiCheng District, HuiZhou, GuangDong, China for a total of RMB26 million under land use right grant from the HuiZhou State-Owned Land Resource Bureau that gives us the right to use the land for 50 years and an agreement with the government of MaAn Town. We are currently in the process of designing a new manufacturing facility for construction on this site and anticipate that the new facility will be completed in the fourth quarter of 2009, at which time we will move our entire manufacturing operations to the new location.

Legal Proceedings

On August 20, 2007, a lawsuit was filed against Shenzhen China and various other defendants by Energizer, S.A. in the United States District Court for the Southern District of New York. The lawsuit arises out of a fire that occurred on a cargo vessel carrying batteries sold to Energizer by Shenzhen China that resulted in damages to various third parties. Energizer alleges that it is entitled to indemnification from Shenzhen Highpower for any damages or losses that it becomes liable to pay to third parties as a result of the fire. Energizer seeks indemnity and/or contribution from Shenzhen Highpower for such sums, together with expenses, including attorneys’ fees and costs. Our insurance company has provided us with counsel in this case. We believe that we have meritorious defenses against the claims asserted by Energizer, and intend to vigorously defend the lawsuit.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Current Report on Form 8-K.

RISKS RELATED TO OUR OPERATIONS

Our limited operating history may not serve as an adequate basis to evaluate our future prospects and results of operations.

We have a limited operating history. We were established in GuangZhou, China in 2001 and commenced operations in Shenzhen in 2002. Our limited operating history may not provide a meaningful basis for an investor to evaluate our business, financial performance and prospects. We may not be able to:

—	maintain our leading position in the Ni-MH battery market;

—	retain existing customers or acquire new customers;

—	diversify our revenue sources by successfully developing and selling our products in the global battery market and other markets;

—	keep up with evolving industry standards and market developments;

—	respond to competitive market conditions;

—	maintain adequate control of our expenses;

—	manage our relationships with our suppliers;

—	attract, train, retain and motivate qualified personnel; or

—	protect our proprietary technologies.

If we are unsuccessful in addressing any of these challenges, our business may be materially and adversely affected.

Our business depends in large part on the growth in demand for portable electronic devices.

Many of our battery products are used to power various portable electronic devices. Therefore, the demand for our batteries is substantially tied to the market demand for portable electronic devices. A growth in the demand for portable electronic devices will be essential to the expansion of our business. We intend to expand manufacturing capabilities at our manufacturing facilities in order to meet the increased demand for our products. A decrease in the demand for portable electronic devices would likely have a material adverse effect on our results of operations.

Our success depends on the success of manufacturers of the end applications that use our battery products.

Because our products are designed to be used in other products, our success depends on whether end application manufacturers will incorporate our batteries in their products. Although we strive to produce high quality battery products, there is no guarantee that end application manufacturers will accept our products. Our failure to gain acceptance of our products from these manufacturers could result in a material adverse effect on our results of operations.

Additionally, even if a manufacturer decides to use our batteries, the manufacturer may not be able to market and sell its products successfully. The manufacturer’s inability to market and sell its products successfully could materially and adversely affect our business and prospects because this manufacturer may not order new products from us. Therefore, our business, financial condition, results of operations and future success would be materially and adversely affected.

We are and will continue to be subject to rapidly declining average selling prices, which may harm our results of operations.

Portable consumer electronic devices, such as cellular phones, DVD players, and laptop computers are subject to rapid declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. Therefore, electronic device manufacturers expect suppliers, such as our company, to cut their costs and lower the price of their products to lessen the negative impact on the electronic device manufacturer’s own profit margins. As a result, we have previously reduced the price of some of our battery products and expect to continue to face market-driven downward pricing pressures in the future. Our results of operations will suffer if we are unable to offset any declines in the average selling prices of our products by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our production costs.

Our success is highly dependent on continually developing new and advanced products, technologies, and processes and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.

To remain competitive in the battery industry, it is important to continually develop new and advanced products, technologies, and processes. There is no assurance that competitors’ new products, technologies, and processes will not render our existing products obsolete or non-competitive. Alternately, changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. Our competitiveness in the battery market therefore relies upon our ability to enhance our current products, introduce new products, and develop and implement new technologies and processes. We currently only manufacture and market Nickel Metal Hydride batteries and if our competitors develop alternative products with more enhanced features than our products, our financial condition and results of operations would be materially and adversely affected.

The research and development of new products and technologies is costly and time consuming, and there are no assurances that our research and development of new products will either be successful or completed within anticipated timeframes, if at all. Our failure to technologically evolve and/or develop new or enhanced products may cause us to lose competitiveness in the battery market and may cause our profits to decline. In addition, in order to compete effectively in the battery industry, we must be able to launch new products to meet our customers’ demands in a timely manner. However, we cannot provide assurance that we will be able to install and certify any equipment needed to produce new products in a timely manner, or that the transitioning of our manufacturing facility and resources to full production under any new product programs will not impact production rates or other operational efficiency measures at our manufacturing facility. In addition, new product introductions and applications are risky, and may suffer from a lack of market acceptance, delays in related product development and failure of new products to operate properly. Any failure by us successfully to launch new products, or a failure by our customers to accept such products, could adversely affect our results.

We have historically depended on a limited number of customers for a significant portion of our revenues and this dependence is likely to continue.

We have historically depended on a limited number of customers for a significant portion of our net sales. Our top five customers accounted for approximately 36.4%, 32.8%, and 36.3% of the our net sales in the six months ended June 30, 2007 and in the years ended December 31, 2006 and 2005, respectively. We anticipate that a limited number of customers will continue to contribute to a significant portion of our net sales in the future. Maintaining the relationships with these significant customers is vital to the expansion and success of our business, as the loss of a major customer could expose us to risk of substantial losses. Our sales and revenue could decline and our results of operations could be materially adversely affected if one or more of these significant customers stops or reduces its purchasing of our products, or if we fail to expand our customer base for our products.

Significant order cancellations, reductions or delays by our customers could materially adversely affect our business.

Our sales are typically made pursuant to individual purchase orders, and we generally do not have long-term supply arrangements with our customers, but instead work with our customers to develop nonbinding forecasts of future requirements. Based on these forecasts, we make commitments regarding the level of business that we will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each customer and generally affecting each customer’s industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except for payment for services rendered or products competed and, in certain circumstances, payment for materials purchased and charges associated with such cancellation, reduction or delay. Significant or numerous order cancellations, reductions or delays by our customers could have a material adverse effect on our business, financial condition or results of operations.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our business.

A substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our business, results of operations or financial condition could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us.

Certain disruptions in supply of and changes in the competitive environment for raw materials integral to our products may adversely affect our profitability.

We use a broad range of materials and supplies, including metals, chemicals and other electronic components in our products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase materials, components and supplies for the production of our products, in each case may adversely affect our ability to maintain production of our products and sustain profitability. If we were to experience a significant or prolonged shortage of critical components from any of our suppliers and could not procure the components from other sources, we would be unable to meet our production schedules for some of our key products and to ship such products to our customers in timely fashion, which would adversely affect our sales, margins and customer relations.

Our industry is subject to supply shortages and any delay or inability to obtain product components may have a material adverse effect on our business.

Our industry is subject to supply shortages, which could limit the amount of supply available of certain required battery components. Any delay or inability to obtain supplies may have a material adverse effect on our business. During prior periods, there have been shortages of components in the battery industry and the availability of raw materials has been limited by some of our suppliers. We cannot assure investors that any future shortages or allocations would not have such an effect on our business. A future shortage can be caused by and result from many situations and circumstances that are out of our control, and such shortage could limit the amount of supply available of certain required materials and increase prices affecting our profitability.

Our future operating results may be affected by fluctuations in costs of raw materials, such as nickel.

Our principal raw material is nickel, which is available from a limited number of suppliers in China. The price of nickel has been volatile during 2007. The price of nickel rose 67% from January 2007 to May 2007, but dropped 45% from May 2007 to September 2007. The prices of nickel and other raw materials used to make our batteries increase and decrease due to factors beyond our control, including general economic conditions, domestic and worldwide demand, labor costs or problems, competition, import duties, tariffs, energy costs, currency exchange rates and those other factors described under “Certain disruptions in supply of and changes in the competitive environment for raw materials integral to our products may adversely affect our profitability.” In an environment of increasing prices for nickel and other raw materials, competitive conditions may impact how much of the price increases we can pass on to our customers and to the extent we are unable to pass on future price increases in our raw materials to our customers, our financial results could be adversely affected.

Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

We may not be able to increase our manufacturing output in order to maintain our competitiveness in the battery industry.

We believe that our ability to provide cost-effective products represents a significant competitive advantage over our competitors. In order to continue providing such cost-effective products, we must maximize the efficiency of our production processes and increase our manufacturing output to a level that will enable us to reduce the per-unit production cost of our products. Our ability to increase our manufacturing output is subject to certain significant limitations, including:

•	our ability raise capital to acquire additional raw materials and expand our manufacturing facilities;
•	delays and cost overruns, due to increases in raw material prices and problems with equipment vendors;
•	delays or denial of required approvals and certifications by relevant government authorities;
•	diversion of significant management attention and other resources; and
•	failure to execute our expansion plan effectively.

If we are not able to increase our manufacturing output and reduce our per-unit production costs, we may be unable to maintain our competitive position in the battery industry. Moreover, even if we expand our manufacturing output, we may not be able to generate sufficient customer demand for our products to support our increased production output.

The market for our products and services is very competitive and, if we cannot effectively compete, our business will be harmed.

The market for our products and services is very competitive and subject to rapid technological change. Many of our competitors are larger and have significantly greater assets, name recognition and financial, personnel and other resources than we have. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. We cannot assure you that we will be able to maintain or increase our market share against the emergence of these or other sources of competition. Failure to maintain and enhance our competitive position could materially adversely affect our business and prospects.

Warranty claims, product liability claims and product recalls could harm our business, results of operations and financial condition.

Our business inherently exposes us to potential warranty and product liability claims, in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury or property damage (or both). Such claims may arise despite our quality controls, proper testing and instruction for use of our products, either due to a defect during manufacturing or due to the individual’s improper use of the product. In addition, if any of our designed products are or are alleged to be defective, then we may be required to participate in a recall of them.

Existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims. Although we have obtained products liability insurance, if a warranty or product liability claim is brought against us, regardless of merit or eventual outcome, or a recall of one of our products is required, such claim or recall may result in damage to our reputation, breach of contracts with our customers, decreased demand for our products, costly litigation, additional product recalls, loss of revenue, and the inability to commercialize some products.

Manufacturing or use of our battery products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

Our batteries can pose certain safety risks, including the risk of fire. While we implement stringent safety procedures at all stages of battery production that minimize such risks, accidents may still occur. Any accident, regardless of where it occurs, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damages.

We cannot guarantee the protection of our intellectual property rights and if infringement of our intellectual property rights occurs, including counterfeiting of our products, our reputation and business may be adversely affected.

To protect the reputation of our products, we have sought to file or register our intellectual property, as appropriate, in the PRC where we have our primary business presence. As of September 2007, we have registered two trademarks as used on our battery products, one in English and in the other in its Chinese equivalent. Our products are currently sold under these trademarks in the PRC, and we plan to expand our products to other international markets. There is no assurance that there will not be any infringement of our brand name or other registered trademarks or counterfeiting of our products in the future, in China or elsewhere. Should any such infringement and/or counterfeiting occur, our reputation and business may be adversely affected. We may also incur significant expenses and substantial amounts of time and effort to enforce our trademark rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plans.

As of September 2007, we held two Chinese patents and had three Chinese patent applications pending. Additionally, we have licensed patented technology from Ovicon Battery Company, Inc. related to the manufacture of Ni-MH batteries. We believe that obtaining patents and enforcing other proprietary protections for our technologies and products have been and will continue to be very important in enabling us to compete effectively. However, there can be no assurance that our pending patent applications will issue, or that we will be able to obtain any new patents, in China or elsewhere, or that our or our licensors’ patents and proprietary rights will not be challenged or circumvented, or that these patents will provide us with any meaningful competitive advantages. Furthermore, there can be no assurance that others will not independently develop similar products or will not design around any patents that have been or may be issued to us or our licensors. Failure to obtain patents in certain foreign countries may materially adversely affect our ability to compete effectively in those international markets. If a sufficiently broad patent were to be issued from a competing application in China or elsewhere, it could have a material adverse effect upon our intellectual property position in that particular market.

In addition, our rights to use the licensed proprietary technologies of our licensors depends on the timely and complete payment for such rights pursuant to license agreements between the parties; failure to adhere to the terms of these agreements could result in the loss of such rights and could materially and adversely affect our business.

If our products are alleged to or found to conflict with patents that have been or may be granted to competitors or others, our reputation and business may be adversely affected.

Rapid technological developments in the battery industry and the competitive nature of the battery products market make the patent position of battery manufacturers subject to numerous uncertainties related to complex legal and factual issues. Consequently, although we either own or hold licenses to certain patents in the PRC, and are currently processing several additional patent applications in the PRC, it is possible that no patents will issue from any pending applications or that claims allowed in any existing or future patents issued or licensed to us will be challenged, invalidated, or circumvented, or that any rights granted there under will not provide us adequate protection. As a result, we may be required to participate in interference or infringement proceedings to determine the priority of certain inventions or may be required to commence litigation to protect our rights, which could result in substantial costs. Further, other parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of our products for allegedly conflicting with patents held by them. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. Failure to obtain needed patents, licenses or proprietary information held by others may have a material adverse effect on our business. In addition, if we were to become involved in such litigation, it could consume a substantial portion of our time and resources. Also, with respect to licensed technology, there can be no assurance that the licensor of the technology will have the resources, financial or otherwise, or desire to defend against any challenges to the rights of such licensor to its patents.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties; the breach of such agreements could adversely affect our business ands results of operations.

We also rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

The failure to manage growth effectively could have an adverse effect on our employee efficiency, product quality, working capital levels, and results of operations.

Any significant growth in the market for our products or our entry into new markets may require and expansion of our employee base for managerial, operational, financial, and other purposes. As of June 30, 2007, we had approximately 1,899 full time employees. During any growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the purchase of raw materials and supplies, development of new products, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and control. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Each of the named executive officers performs key functions in the operation of our business. The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations.

We are dependent on a technically trained workforce and an inability to retain or effectively recruit such employees could have a material adverse effect on our business, financial condition and results of operations.

We must attract, recruit and retain a sizeable workforce of technically competent employees to develop and manufacture our products and provide service support. Our ability to implement effectively our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced engineering and other technical and marketing personnel. There is significant competition for technologically qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel consistent with our operational needs.

Our planned expansion into new and existing international markets poses additional risks and could fail, which could cost us valuable resources and affect our results of operations.

We plan to expand sales of our products into new and existing international markets including developing and developed countries, such as Japan, Russia, India, and Brazil.  These markets are untested for our products and we face risks in expanding the business overseas, which include differences in regulatory product testing requirements, intellectual property protection (including patents and trademarks), taxation policy, legal systems and rules, marketing costs, fluctuations in currency exchange rates and changes in political and economic conditions.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

—	vulnerability of our business to a general economic downturn in China;

—	fluctuation and unpredictability of costs related to the raw material used to manufacture our products;

—	seasonality of our business;

—	changes in the laws of the PRC that affect our operations;

—	competition from our competitors; and

—	Our ability to obtain necessary government certifications and/or licenses to conduct our business.

RISKS RELATED TO US DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Shenzhen Highpower Technology Co., Ltd, (“Shenzhen Highpower”) is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

—	levying fines;

—	revoking our business license, other licenses or authorities;

—	requiring that we restructure our ownership or operations; and

—	requiring that we discontinue any portion or all of our business.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Shenzhen Highpower, is a wholly foreign-owned enterprise, commonly known as a WFOE. A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license. Our license permits us to design, manufacture, sell and market battery products throughout the PRC. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, it will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure investors that Shenzhen Highpower will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations that require us to obtain environmental permits for our battery manufacturing operations. Our environmental permit from the Shenzhen Environment Protection Bureau Longgang Bureau (the “Bureau”) covering our manufacturing operations expired in September 2007. Furthermore, while the permit was in effect, we substantially exceeded the approved annual output limit of Ni-MH rechargeable batteries set forth in the permit. Additionally, the permit did not cover four of the existing premises at our manufacturing facility. We are currently in the process of renewing this permit from the Bureau and will seek an increased output limit for the production of Ni-MH batteries, but do not intend to have the four additional premises added to the permit. If we do not receive the renewed permit or we fail to comply with the provisions of the renewed permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for this offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations. If any PRC resident stockholder of an offshore holding company fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Most of our PRC resident stockholders, as defined in the SAFE notice, have not registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in HKHT. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, Shenzhen Highpower’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders. Failure by our PRC resident beneficial holders could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Shenzhen Highpower’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. Highpower’s PRC counsel, Zhong Lun Law Firm has advised us that because we completed our onshore-to-offshore restructuring before September 8, 2006, the effective date of the new regulation, it is not necessary for us to submit the application to the CSRC for its approval, and the listing and trading of our Common Stock does not require CSRC approval.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the common stock offered hereby. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

We have enjoyed certain preferential tax concessions and the loss of these preferential tax concessions may cause its tax liabilities to increase and its profitability to decline.

Our operating subsidiary, Shenzhen Highpower, is subject to a reduced enterprise income tax rate of 15%, which is granted to all enterprises operating in the Shenzhen Special Economic Zone. From 2005 to 2007, Shenzhen Highpower has enjoyed a preferential income tax rate of 7.5% due to its status as a new business and high-tech enterprise. That status will expire on December 31, 2007. The expiration of the preferential tax treatment will increase our tax liabilities and reduce our profitability. Additionally, the PRC Enterprise Income Tax Law (the “EIT Law”) was enacted on March 16, 2007. Under the EIT Law, effective January 1, 2008, China will adopt a uniform tax rate of 25.0% for all enterprises (including foreign-invested enterprises) and cancel several tax incentives enjoyed by foreign-invested enterprises. Since the PRC government has not announced implementation measures for the transitional policy with regards to such preferential tax rates, we cannot reasonably estimate the financial impact of the new tax law to us at this time. Any future increase in the enterprise income tax rate applicable to us or other adverse tax treatments, could increase our tax liabilities and reduce our net income.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon its ability to continue to manufacture products. Such an outbreak could have an impact on our operations as a result of:

—	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

—	the sickness or death of our key officers and employees, and

—	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which it is required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may difficulty hiring new employees in the PRC with such training. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of its financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China or Hong Kong. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange in the future. There is no guarantee that the American Stock Exchange, or any other exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the American Stock Exchange, we may seek quotation on the OTC Bulletin Board. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market (the “NASDAQ Global Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock issued in an equity financing that that was conducted in connection with the Share Exchange. The registration statement must be filed with 30 days of the closing of the Share Exchange. We also agreed to register all of the 2,843,398 shares of common stock held by our shareholders immediately prior to the Share Exchange. Of these shares, 1,307,963 shares would be covered by the registration statement filed in connection with the Private Placement, and 1,535,435 shares, which are beneficially owned by affiliates of the placement agent would be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement. This current report is not an offer of securities for sale. Any securities sold in the private placement have not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

Additionally, following the Share Exchange, the former stockholders of HKHT may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the closing of the Share Exchange, 1% of our issued and outstanding shares of common stock was approximately 2,047,809 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Share Exchange, the former principal shareholders of HKHT have significant influence over Us.

The former shareholders of HKHT beneficially own or control approximately 72.3% of our outstanding shares as of the close of the Share Exchange. If these shareholders were to act as a group, they would have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Such shareholders may also have the power to prevent or cause a change in control. In addition, without the consent of the former HKHT shareholders, we could be prevented from entering into transactions that could be beneficial to us. The interests of the former HKHT shareholders may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2008 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Because most of our sales are made in U.S. dollars and most of our expenses are paid in RMB, devaluation of the U.S. dollar could negatively impact our results of operations.

The value of RMB is subject to changes in China’s governmental policies and to international economic and political developments. In January, 1994, the PRC government implemented a unitary managed floating rate system. Under this system, the People’s Bank of China, or PBOC, began publishing a daily base exchange rate with reference primarily to the supply and demand of RMB against the U.S. dollar and other foreign currencies in the market during the previous day. Authorized banks and financial institutions are allowed to quote buy and sell rates for RMB within a specified band around the central bank’s daily exchange rate. On July 21, 2005, PBOC announced an adjustment of the exchange rate of the U.S. dollar to RMB from 1:8.27 to 1:8.11 and modified the system by which the exchange rates are determined. This modification has resulted in an approximate 7.3% appreciation of the RMB against the U.S. dollar from July 21, 2005 to May 2, 2007. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further fluctuations of the exchange rate of the U.S. dollar against the RMB, including future devaluations. Because most of our net sales are made in U.S. dollars and most of our expenses are paid in RMB, any future devaluation of the U.S. dollar against the RMB could negatively impact our results of operations.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On October 20, 2007, we entered into the Exchange Agreement with all of the shareholders of HKHT, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of HKHT in exchange for shares of our common stock. On November 2, 2007, the Share Exchange closed, HKHT became our 100%-owned subsidiary and our sole business operations became that of HKHT. We also have a new Board of Directors and management consisting of persons of persons from HKHT and changed our corporate name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

—	access to the capital markets of the United States;
—	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;
—	the ability to use registered securities to make acquisition of assets or businesses;
—	increased visibility in the financial community;
—	enhanced access to the capital markets;
—	improved transparency of operations; and
—	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Highpower’s management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of Highpower at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding Highpower’s and its management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including Highpower’s financial condition, results of operations, and the expected impact of the Merger on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our reliance on our major customers for a large portion of our net sales;

•	Our reliance on a limited number of suppliers for nickel, our principal raw material;

•	Our ability to develop and market new products;

•	Our ability to establish and maintain a strong brand;

•	Continued maintenance of certificates, permits and licenses required to conduct business in China;

•	Protection of our intellectual property rights;

•	The market acceptance of our products;

•	Exposure to product liability and defect claims;

•	Changes in the laws of the PRC that affect our operations;

•	Any recurrence of severe acute respiratory syndrome, or SARS;

•	Our ability to obtain all necessary government certifications and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Highpower's Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Highpower undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10 or Form 10-SB, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.03 for a description of the Company’s securities post-Share Exchange and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein. Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein. Attention is also directed to Item 9.01, which provides Highpower’s audited financial statements as of and for the period ended December 31, 2006, the unaudited financial statements as of and for the six months ended June 30, 2007, and pro forma financial information regarding the effects of the Share Exchange.

Item 2.02 Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to a discussion of the financial condition and results of operations of Hong Kong Highpower Technology Co., Ltd.’s (referred to herein as “HKHT”). This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with its financial statements and the related notes, and the other financial information included in this information statement.

Forward-Looking Statements

This filing contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

HKHT was incorporated in Hong Kong in 2003. HKHT operates its business primarily through its wholly-owned subsidiary Shenzhen Highpower Technology Co., Ltd., a company organized under the laws of the PRC. Shenzhen Highpower was founded in 2001.

On October 20, 2007, SRKP 11, Inc., a Delaware corporation (“SRKP 11”), entered into a share exchange agreement (the “Exchange Agreement”), with HKHT and its shareholders, pursuant to which these shareholders would transfer all of the issued and outstanding securities of HKHT to SRKP 11 in exchange for 14,798,328 shares of SRKP 11’s common stock. On November 2, 2007, the Share Exchange closed and we became a wholly-owned subsidiary of SRKP 11, which immediately changed its name to “Hong Kong Highpower Technology, Inc.” A total of 14,798,328 shares were issued to the former shareholders of HKHT.

In addition, on November 2, 2007, concurrently with the close of the Share Exchange, we conducted a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of Common stock at $1.10 per share. As a result, we received gross proceeds in the amount of $3.12 million.

Through Shenzhen Highpower, we manufacture Ni-MH rechargeable batteries for both consumer and industrial applications. We have developed significant expertise in Ni-MH battery technology and large-scale manufacturing that enables us to improve the quality of our battery products, reduce costs, and keep pace with evolving industry standards. Our automated machinery allows us to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor.

We employ a broad network of salespersons in China and Hong Kong, which target key customers by arranging in-person sales presentations and providing post-sale services. The sales staff works with our customers to better address customers’ needs.

Critical Accounting Policies and Estimates

Financial Reporting Release No. 60 recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. The SEC defines critical accounting policies as those that are, in management's view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience, actuarial valuations and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Some of those judgments can be subjective and complex and, consequently, actual results may differ from these estimates under different assumptions or conditions. While for any given estimate or assumption made by our management there may be other estimates or assumptions that are reasonable, we believe that, given the current facts and circumstances, it is unlikely that applying any such other reasonable estimate or assumption would materially impact the financial statements. The accounting principles we utilized in preparing our consolidated financial statements conform in all material respects to generally accepted accounting principles in the United States of America.

Basis of presentation and consolidation. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The consolidated financial statements include our accounts and those of our subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment. Actual results could differ from those estimates.

Economic and political risks. The operations of our subsidiary, Shenzhen Highpower, are conducted in the PRC. Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

Shenzhen Highpower’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. Our results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad and rates and methods of taxation, among other things.

Concentrations of credit risk. Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of accounts receivable. We extend credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management has delegated a team responsible for the determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, we review the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, we consider that our credit risk is significantly reduced.

Accounts receivable. Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that we will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. We extend unsecured credit to customers in the normal course of business and believe all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. We do not accrue interest on trade accounts receivable.

During the years ended six months ended June 30, 2007 and the years ended December 31, 2006 and 2005, the Company experienced bad debts of $21,121, $22,878 and $9,645, respectively.

Inventories. Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes purchase costs, direct labor and factory overheads. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase as the management projected demand requirements increase and decrease due to market conditions and product life cycle changes.

Revenue recognition. Revenue from sales of our products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

Income taxes. We use the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate of Shenzhen Highpower is 15%. However, also in accordance with the relevant taxation laws in the PRC, from the time that Shenzhen Highpower has its first profitable tax year, it is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. Shenzhen Highpower’s first profitable tax year was 2003. Shenzhen Highpower will be levied at the 15% tax rate in 2008.

Foreign currency translation. We maintain our financial statements in the functional currency. The functional currencies of the Company and Shenzhen Highpower are U.S. Dollars and Renminbi (“RMB”) respectively. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, our financial statements which are prepared using the functional currency have been translated into U.S. Dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that RMB amounts could have been, or could be, converted into U.S. Dollars at rates used in translation.

Results of Operations

The following table sets forth certain items in our statement of operations as a percentage of net sales for the periods shown:

	Year ended December 31,			Six months ended June 30,
	2004	2005	2006	2006	2007
Net sales	100%	100.0%	100.0%	100.0%	100.0%
Cost of sales	86%	83.29%	83.51%	80.45%	90.23%
Gross profit	14%	16.71%	16.49%	19.55%	9.77%
Administrative and other operating expenses	5%	3.42%	4.87%	4.64%	6.39%
Income from operations	2.8%	9.69%	7.76%	11.41%	0.2%
Interest expense	0.09%	0.2%	0.6%	0.5%	0.8%
Income before taxes	4.2%	10%	7.54%	11.06%	2.3%
Income taxes	0.15%	0.7%	0.5%	0.8%	0.2%
Net income	4.3%	9.24%	7%	10.29%	2.14%

Comparison of six months ended June 30, 2007 with six months ended June 30, 2006

Net sales for the six months ended June 30, 2007 were $31.3 million compared to $17.6 million for the six months ended June 30, 2006, an increase of 78%. This increase was largely due to the increase in the costs of nickel, which we did not pass along to our customers. Although we do not currently engage in any hedging activities with the intent to decrease the risk related to the cost of raw materials, we currently intend to enter into hedging arrangements starting in 2008.

Cost of sales consists of the cost of nickel and other materials. Costs of sales were $28.2 million the six months ended June 30, 2007 as compared to $14.1 million for the comparable period in 2006. As a percentage of net sales, cost of sales increased to 90.2% for the six months ended June 30, 2007 compared to 80.5% for the comparable period in 2006. This was attributable to increase in the cost of nickel during the period.

Gross profit for the six months ended June 30, 2007 was $3.1 million, or 9.8% of net sales, compared to $3.4 million, or 20% of net sales, for the comparable period in 2006. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of cost of sales, product mix and demand for product. The decrease in our gross profit margin for the six months ended June 30, 2007 is primarily due to the increase in the cost of nickel by 67% from January 2007 to May 2007, which we did not pass along to our customers. Because nickel prices have dropped sharply 45% since May 2007 and we do not expect any increases in the cost of nickel in the second half of fiscal 2007, we expect to increase our profit margin and sales volume in the second half of Fiscal 2007.

Selling and distribution costs were $948,000 for the six months ended June 30, 2007 compared to $582,000 for the comparable period in 2006. The increase was due to the expansion of our market share, which likely increased due to our decision not to raise the selling price of our products despite the increase in the costs of raw materials.

Administrative and other operating expenses were $2.0 million, or 6.4% of net sales, for the six months ended June 30, 2007 compared to $819,000, or 4.6% of net sales, for the comparable period in 2006. The increase as a percentage of net sales was due to increased labor costs and research and development expenses and the devaluation of the U.S. dollar relative to the RMB over the period. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business.

Interest expenses were $249,000 for the six months ended June 30, 2007 as compared to $92,000 for the comparable period in 2006. The increase was primarily due to increases in borrowing rates under our bank facilities and higher borrowing levels. Further increases in borrowing rates would further increase our interest expense, which would have a negative effect on our results of operations.

During the six months ended June 30, 2007, we recorded a provision for income taxes of $52,800 as compared to $137,000 for the comparable period in 2006. The decrease was a result of the decrease in our profit margin.

Net income for the six months ended June 30, 2007 was $641,000, compared to a net income of $1.8 million for the comparable period in 2006.

Comparison of year ended December 31, 2006 (“Fiscal 2006”) with year ended December 31, 2005 (“Fiscal 2005”)

Net sales for Fiscal 2006 were $44.4 million as compared to $25.0 million for Fiscal 2005, an increase of 78%. This increase was largely due to increases in orders from existing customers and the procurement of new customers.

Cost of sales for Fiscal 2006 were $37.1 million or 83.6% of net sales, as compared to $20.1 million for Fiscal 2005 or 83.3% of net sales. The increase in total dollars and as a percentage of net sales was attributable to higher costs associated with our products.

Gross profit for Fiscal 2006 was $7.3 million, or 16.6% of net sales, compared to $4.2 million, or 20.9% of net sales for Fiscal 2005. The decrease in our gross profit margin for Fiscal 2006 is primarily due to increase in the price of nickel that we were unable to pass along to customers in the form of higher prices charged for our battery products.

Administrative and other operating expenses were $1.6 million, or 4.8% of net sales, for Fiscal 2006, as compared to $854,000 or 3.4% of net sales, for Fiscal 2005. The increase as a percentage of net sales was due to increased labor costs and research and development expenses and the devaluation of the U.S. Dollar relative to the RMB over the period.

Interest expenses were $254,000 for Fiscal 2006 compared to $55,000 for Fiscal 2005. This increase is primarily attributable to higher borrowing levels to maintain adequate inventory, and higher borrowing rates.

During Fiscal 2006, we recorded a provision for income taxes of $240,000 compared to $188,000 for Fiscal 2005.

Net income for Fiscal 2006 was $3.1 million, compared to net income of $2.3 million for Fiscal 2005.

Comparison of year ended December 31, 2005 (“Fiscal 2005”) with year ended December 31, 2004 (“Fiscal 2004”)

Net sales for Fiscal 2005 were $25.0 million as compared to $11.0 million for Fiscal 2004, an increase of 127%. This increase was largely due to increased sales of our products and the expansion of our customer base in overseas markets in Fiscal 2005.

Cost of sales for Fiscal 2005 were $20.1 million, or 83.3% of net sales, as compared to $9.4 million for Fiscal 2004, or 86% of net sales. The increase in total dollars and as a percentage of net sales was attributable to a decrease in the cost of nickel during the period.

Gross profit for Fiscal 2005 was $4.2 million, or 20.9% of net sales, compared to $1.5 million, or 14% of net sales for Fiscal 2004. The increase in our gross profit margin for Fiscal 2005 is primarily due to a decrease in the cost of nickel and an increase in sales of our products.

Administrative and other operating expenses were $854,000, or 3.4% of net sales, for Fiscal 2005, as compared to $549,000, or 5% of net sales for Fiscal 2004. While administrative and other expenses increased over the period due to an increase in sales, there was a decrease as a percentage of net sales because our net sales increased over the period in a greater proportion than our expenses increased over the period.

Interest expenses were $55,000 for Fiscal 2005 as compared to $9,600 for Fiscal 2004. This increase is primarily attributable to an increase in our bank borrowings.

During Fiscal 2005, we recorded a provision for income taxes of $188,000, compared to a credit for income taxes of $16,600 for Fiscal 2004. This increase was the result of the increase of our net income from Fiscal 2004 to Fiscal 2005.

Net income for Fiscal 2005 was $2.3 million, compared to net income of $475,000 for Fiscal 2004.

Liquidity and Capital Resources

To provide liquidity and flexibility in funding our operations, we borrow amounts under bank facilities and other external sources of financing. As of June 30, 2007, we had in place general banking facilities with five financial institutions aggregating $11.7 million. The maturity of these facilities is generally up to one year. The facilities are subject to annual review and approval. These banking facilities are guaranteed by us and some of our shareholders, including Dang Yu Pan, Wen Liang Li and Wen Wei Ma, and contain customary affirmative and negative covenants for secured credit facilities of this type. However, these covenants do not have any impact on our ability to undertake additional debt or equity financing. Interest rates are generally based on the banks’ reference lending rates. No significant commitment fees are required to be paid for the banking facilities. As of June 30, 2007, we had utilized approximately $9.34 million under such general credit facilities and had available unused credit facilities of $2.36 million.

On November 2, 2007, upon the closing of a private placement, we received gross proceeds of $3.12 million in a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of Common Stock at $1.10 per share. We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. For its services as placement agent, the placement agent received an aggregate commission equal to 10% of the gross proceeds from the financing, in addition to a $40,000 success fee for the Share Exchange, for an aggregate fee of $352,000.

For the six months ended June 30, 2007, net cash provided by operating activities was approximately $2.3 million, as compared to $130,000 for the comparable period in 2006. The increase in net cash provided by operating activities is primarily attributable to the collection of outstanding accounts receivable. For Fiscal 2006, net cash used in operating activities was $2.1 million as compared to net cash provided by operating activities of $852,000 for Fiscal 2005. The increase in net cash used in operating activities is primarily attributable to an increase in inventory.

Net cash used in investing activities was $4.2 million for the six months ended June 30, 2007 compared to $785,000 for the comparable period in 2006. The increase of cash used in investing activities was primarily attributable to the acquisition of land equity in HuiZhou and the procurement of the Ovicon patent license. Net cash used in investing activities was $1.8 million in Fiscal 2006 as compared to $839,000 for Fiscal 2005. The increase in net cash used in investing activities is primarily attributable to the acquisition of plant and equipment. Net cash provided by financing activities was $2.6 million for the six months ended June 30, 2007 as compared to $1.2 million for the comparable period in 2006. The increase in net cash provided by financing activities was attributable to an increase of bank borrowings of $3 million in 2007. Net cash provided by financing activities was approximately $3.8 million for Fiscal 2006 as compared to $149,000 for Fiscal 2005. The increase in net cash provided by financing activities is primarily attributable to an increase of bank borrowings of $5 million for Fiscal 2006.

For the six months ended June 30, 2007 and for Fiscal 2006 and Fiscal 2005, our inventory turnover was 1.8, 3.47 and 5.13 times, respectively. The average days outstanding of our accounts receivable at June 30, 2007 were 57 days, as compared to 37 days at June 30, 2006. Inventory turnover and average days outstanding are key operating measures that management relies on to monitor our business.  In the next 12 months, we expect to expand our research, development and manufacturing of lithium-based batteries and anticipate additional capital expenditures of approximately $3 million.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. Upon the closing of the Share Exchange, we expect these contributions will increase administrative and other operating expenses by $30,000 per month based on the size of our current workforce. We expect the amount of our contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

Based upon our present plans, we believe that cash on hand, cash flow from operations and funds available under our bank facilities will be sufficient to fund our capital needs for the next 12 months. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

New Accounting Pronouncements

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings, if any. Adoption of FIN 48 did not have an effect on our results of operations or financial condition. We did not have any material unrecognized tax benefits as of January 1, 2007 or June 30, 2007.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. We are currently evaluating the effect, if any, of SFAS 157 on its financial statements. Although we will continue to evaluate the provisions of SFAS No.157, we currently do not believe the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transaction provisions of SAB No.108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB No. 108 has no material effect on our financial statement.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS No. 115.” The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS. No.157. We have not adopted this statement early. Although we will continue to evaluate the provisions of SFAS No.159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosure Regarding Market Risk

Credit Risk

We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. We periodically record a provision for doubtful collections based on an evaluation of the collectibility of contract receivables by assessing, among other factors, the customer’s willingness or ability to pay, repayment history, general economic conditions and our ongoing relationship with the customers.

Foreign Currency and Exchange Risk

The functional currencies of our company are the Renminbi (RMB) and the U.S. Dollar. Substantially all of our operations are conducted in the PRC and we pay the majority of our expenses in RMB. However, approximately 75% of our sales are made in U.S. Dollars. During the six months ended June 30, 2007, the exchange rate of the RMB to the U.S. Dollar increased approximately 2.46% from the level at the end of December 31, 2006. This fluctuation resulted in a slight increase in our material costs during the six months ended June 30, 2007. A future appreciation of the RMB against the U.S. dollar would increase our costs when translated into U.S. Dollars and could adversely affect our margins unless we make sufficient offsetting sales. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not continue to appreciate significantly against the U.S. dollar. Exchange rate fluctuations may also affect the value, in U.S. Dollar terms, of our net assets. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Country Risk

The substantial portion of our business, assets and operations are located and conducted in Hong Kong and China. While these economies have experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of Hong Kong and China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet debt, nor do we have any transactions, arrangements or relationships with any special purpose entities.

Contractual Obligations

This table summarizes our known contractual obligations and commercial commitments at June 30, 2007.

Contractual Obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Credit Facilities	$9,340,841	$9,340,841	-	-	-
Purchase Obligations (1)	$19,805,889	$19,805,889	-	-	-
License Agreement	$1,112,579	$1,112,579	-	-	-

Total	$30,259,309	$30,259,309	-	-	-

(1)	Primarily represents obligations to purchase specified quantities of raw materials.

Inflation and Seasonality

Inflation and seasonality have not had a significant impact on our operations during the last two fiscal years.

Item 3.02 Unregistered Sales of Equity Securities.

On November 2, 2007, pursuant to the terms of the Exchange Agreement entered into by and between SRKP 11, Inc. (“SRKP 11”), Hong Kong Highpower Technology Co., Ltd. (“HKHT”) and the shareholders of HKHT (as described in Item 2.01 above), SRKP 11 issued 14,798,328 shares of common stock to the shareholders of HKHT in exchange for all of the issued and outstanding securities of HKHT. The securities were offered and issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The shareholders of HKHT qualified as accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended).

On November 2, 2007, we conducted an initial closing of a private placement (the “Private Placement”). We received gross proceeds of $3.12 million in a private placement transaction. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of Common Stock at a price of $1.10 per share. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE. ANY SECURITIES SOLD IN THE PRIVATE PLACEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

SRKP 11 issued 5,400,000 shares of common stock on January 3, 2006 to seven persons for an aggregate cash consideration of $2,000. SRKP 11 sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. Prior to the closing of the Share Exchange and Private Placement, the shareholders of SRKP 11 agreed to the cancellation of an aggregate of 2,556,602 shares held by them such that there were 2,843,398 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement.

POST-SHARE EXCHANGE DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $.0001 par value per share, of which 20,478,090 shares are issued and outstanding as of the close of the Share Exchange. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Share Exchange and Private Placement, the principal stockholders of HKHT prior to the Share Exchange own approximately 72.3% of the outstanding shares of our common stock. Accordingly, after completion of the Share Exchange, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $.0001 per share, from time to time in one or more series. No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange. If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;
•	Our financial position and results of operations;
•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;
•	Announcements of innovations or new products or services by us or our competitors;
•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;
•	The development of litigation against us;
•	Period-to-period fluctuations in our operating results;
•	Changes in estimates of our performance by any securities analysts;
•	The issuance of new equity securities pursuant to a future offering or acquisition;
•	Changes in interest rates;
•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Investor perceptions of us; and
•	General economic and other national conditions.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On November 2, 2007, Hong Kong Highpower Technology, Inc. (the “Company”) dismissed AJ. Robbins, PC ("AJ Robbins") as its independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange. The Company engaged AJ Robbins to audit its financial statements for the year ended December 31, 2006. The decision to change accountants was approved and ratified by the Company’s Board of Directors. The report of AJ Robbins on the financial statements of the Company for the fiscal year ended December 31, 2006 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern. Additionally, during the Company’s two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ Robbins was engaged by the Company, there were no disagreements with AJ Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2006.

The Company provided AJ Robbins with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that AJ Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ Robbins agrees with the foregoing statements. A copy of the letter from AJ Robbins to the Commission, dated November 2, 2007, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Company engaged Dominic K.F. Chan & Co. as the Company’s independent registered public accounting firm as of November 2, 2007. Dominic K.F. Chan & Co. served as HKHT’s independent registered certified public accountants for the fiscal year ended December 31, 2007.

Item 5.01  Changes in Control of Registrant.

OVERVIEW

On October 20, 2007, SRKP 11, Inc. (“SRKP”) entered into a share exchange agreement with Hong Kong Highpower Technology Company Limited Inc. (“HKHT”) and its sole shareholders holding 100% of the issued and outstanding securities of HKHT. Pursuant to the share exchange agreement (the “Exchange Agreement”), SRKP 11 issued 14,798,328 shares of its common stock to these shareholders in exchange for all of the issued and outstanding securities of HKHT (the “Share Exchange”). The Share Exchange closed on November 2, 2007. Upon the closing of the Share Exchange, SRKP 11 (i) became the 100% parent of HKHT, (ii) assumed the operations of HKHT and its subsidiary and (iii) changed its name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc.

On November 2, 2007, concurrently with the close of the Share Exchange, we closed a private placement transaction (the “Private Placement”). We received gross proceeds of $3.12 million in the Private Placement. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of our Common Stock at a price of $1.10 per share.

We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. Immediately following the closing of the Share Exchange and the Private Placement, the former shareholders of HKHT beneficially owned approximately 72.3% of our issued and outstanding common stock, the pre-existing shareholders of SRKP 11 owned approximately 13.9% and investors in the Private Placement (described below) that closed concurrently with the Share Exchange (assuming full conversion of the shares) owned 13.8%. Prior to the closing of the Share Exchange and Private Placement, the stockholders of SRKP 11 agreed to the cancellation of an aggregate of 2,556,602 shares held by them such that there were 2,843,398 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

Pursuant to the terms of the Share Exchange, we agreed to register a total of 2,843,398 shares of common stock held by stockholders of SRKP 11 immediately prior to the Share Exchange. Of these shares, 1,307,963 shares would be covered by the registration statement filed in connection with the Private Placement and 1,535,435 shares will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of its common stock on the American Stock Exchange.

The shares of our common stock issued to the shareholders of HKHT in connection with the Share Exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

We intend to carry on the business of HKHT and its subsidiary. Our relocated executive offices are at Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, China.

For accounting purposes, the Share Exchange is being treated as a reverse acquisition, because the sole shareholders of HKHT own a majority of the issued and outstanding shares of common stock of our company immediately following the exchange. Due to the issuance of the 14,798,328 shares of our common stock, a change in control of our company occurred on November 2, 2007.

At the consummation of the Share Exchange, SRKP 11’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Dang Yu Pan and Wen Liang Li to the board of directors of our company, with Mr. Pan serving as Chairman. The directors and officers of SRKP 11 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, our company’s board appointed George Pan as Chief Executive Officer and Yu Zhi Qiu as Chief Financial Officer.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2007 and a copy of the Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Share Exchange, Richard A. Rappaport and Anthony C. Pintsopoulos served as directors of SRKP 11 and Mr. Pintsopoulos served as Chief Financial Officer and Secretary and Mr. Rappaport served as President of SRKP 11.

Upon closing of the Share Exchange, the following individuals were named to the board of directors and executive management of our company:

Name	Age	Position
Dang Yu Pan	39	Chairman of the Board and Chief Executive Officer
Wen Liang Li	42	Vice President, Chief Technology Officer and Director
Wen Wei Ma	37	Vice President of Manufacturing
Yu Zhi Qiu	36	Chief Financial Officer
Wen Jia Xiao	31	Vice President of Quality Control

Dang Yu Pan has been the Chairman of the Board of HKHT since July 2003. Mr. Pan is the founder of Shenzhen Highpower and has served as the Chairman of the Board and Chief Executive Officer of Shenzhen Highpower since October 2002. From May 2001 to October 2002, Mr. Pan was the General Manager and Chairman of the Board of Guangzhou HaoPeng Technology Co., Ltd. From January 1997 to July 2000, Mr. Pan was the Vice General Manager of Nanhai Shida Battery Co., Ltd. From January 1995 to December 1996, Mr. Pan served as a director of the HuangPu Aluminum Factory. Additionally, from August 1990 to December 1994, Mr. Pan worked in the sales department of the Guangzhou Aluminum Products Factory. Mr. Pan received a bachelor’s degree in metallurgical engineering from Central South University in China in 1990.

Wen Liang Li has been a director of HKHT since July 2003. Since January 2003, Mr. Li. has served as a director and as Vice General Manager and Chief Technology Officer of Shenzhen Highpower. From January 1996 to December 2002, Mr. Li served as Vice General Manager of Zhuhai Taiyi Battery Co., Ltd., a battery manufacturer. Mr. Li received a master’s degree in Electrochemistry from the Harbin Institute of Technology in China in 1991.

Wen Wei Ma has been a director of HKHT since July 2003. Mr. Ma has served as a director and as a Vice General Manager of Manufacturing of Shenzhen Highpower since October 2002. Mr. Ma received a diploma in chymic analysis from the Guangzhou Trade School of Light Industry in China in 1989.

Yu Zhi Qiu has served as the Chief Financial Officer of HKHT and Shenzhen Highpower since August 2005. Prior to joining HKHT and Shenzhen Highpower, Mr. Qiu served as the Deputy General Manager of Shenzhen FeiShang Industrial Development Co., Ltd., an investment and holding company, from January 2005 to July 2005. From January 2003 to December 2004, Mr. Qiu served as the Finance Controller of Shenzhen Shuangling Steel & Iron Co., Ltd., a supplier of steel and iron. From January 2001 to December 2002, Mr. Qiu was the Finance Controller of Neo-concept Fashion (Shenzhen ) Co., Ltd., a costume manufacturer. Mr. Qiu received a master’s degree in business administration from Xi’An Jiaotong University in China in 2001 and is a certified public accountant in the PRC and a Professional National Accountant in Australia.

Jia Wei Xiao has served as Vice General Manager of Quality Control of Shenzhen Highpower since October 2005. From October 2002 to September 2005, Mr. Xhio served as the Minister of the Quality Control Department of Shenzhen Highpower. Mr. Xiao received a bachelor’s degree in Check Technology and Instrument in 2000 from the China Institute of Metrology.

Family Relationships

None

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by its Board of Directors as a whole. Highpower is not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. We intend to create board committees, including an independent audit committee, in the near future. If we are successful in listing our common stock on the American Stock Exchange, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the American Stock Exchange and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the Share Exchange on November 2, 2007, we were a “blank check” shell company that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The officers and directors of our company prior to the Share Exchange are no longer employed by or affiliated with our company.  Richard Rappaport and Anthony Pintsopoulos, our President and Chief Financial Officer, respectively, during 2007 prior to Share Exchange, received no compensation or other perquisites for serving in such capacity.

Our Chief Executive Officer and Chairman of the Board, Dang Yu Pan, determined the compensation for our current executive officers that was earned and paid in fiscal 2006 and our Board of Directors approved the compensation. Compensation for our current executive officers, which currently consists of Dang Yu Pan, Wen Liang Li, Wen Wei Ma, Yu Zhi Qiu and Wen Jia Xiao is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Key areas of corporate performance taken into account in setting compensation policies and decisions are growth of sales, cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused on. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement. With respect to the amount of a bonus, Dang Yu Pan evaluates our company’s achievements for the fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, net income, and whether we obtain significant contracts. Dang Yu Pan also conducts a monthly and annual evaluation of the achievement level of an executive based on individual performance measurements, such as contribution to the achievement of the company’s goals and individual performance metrics based on their positions and responsibilities. Bonuses are paid at the end of each fiscal year.

We believe that the salaries paid to our executive officers during 2006, 2005, and 2004 are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company, as measured by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.  Currently, we have no specific plans to provide raises after we have become a company with securities publicly traded in the United States.  Although no specific plans have yet been discussed, we may adopt such a plan to provide raises to our executive officers in the future.  Adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company.  Executive compensation for 2007 will follow the same evaluation methods as were used for 2006. We may also expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.

Our board of directors does not currently have a compensation committee. We anticipate that our board of directors will establish a compensation committee in fiscal 2008 that will be comprised of non-employee members of our board of directors. Our current expectation is that the compensation committee of our board of directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.

Until such time as a formal compensation program and committee is established, which we expect will occur in 2008, Dang Yu Pan will structure compensation and bonus levels and our board of directors will approve the structure. After the compensation committee is formed, it will determine the structure. Our board has established a compensation program for executive officers for 2007 that is designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  For 2007, bonuses for executive officers will be based on company and individual performance factors, as described above. If we successfully complete our proposed listing on the American Stock Exchange and offering in 2008, we may adjust our bonus evaluations upwards in 2008, but, in such case, we do not intend to increase it by more than 20%. That determination would likely be made towards the end of the fiscal year 2008.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the fiscal year ended December 31, 2006 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus		All other compensation (1)	Total
Dang Yu Pan	2006	$9,000		$-	$24,000(2)	$33,000
Chief Executive Officer and
Chairman of the Board

Yu Zhi Qiu	2006	$15,000	$		$16,000	$31,000
Chief Financial Officer

Richard Rappaport(3)	2006	$-		$-	$-	$-
Former Chief Executive Officer
and Former Director

Anthony Pintsopoulos (3)	2006	$-		$-	$-	$-
Form Chief Financial Officer
and Former Director

(1) Relates to automobile, housing and medical personal benefits.
(2) Includes $12,000 for fees earned or paid in cash for service as a director of HKHT.
(3) Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company upon the close of the Share Exchange on November 2, 2007.

Grants of Plan-Based Awards in 2006

There were no option grants in 2006.

Outstanding Equity Awards at 2006 Fiscal Year End

There were no option exercises or options outstanding in 2006.

Option Exercises and Stock Vested in Fiscal 2006

There were no option exercises or stock vested in 2006.

Pension Benefits

There were no pension benefit plans in effect in 2006.

Nonqualified defined contribution and other nonqualified deferred compensation plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2006.

Employment Agreements

We have no employment agreements with any of our executive officers.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2006 by members of board of directors. Compensation information for Dang Yu Pan, our Chief Executive Officer and Chairman of the Board, is described in the summary compensation table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Wen Liang Li	20,000(1)	-	-	-	-	-	20,000

(1) Represents fees paid in cash for service on the board of HKHT.

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. We intend to develop such a policy in the near future.

RELATED PARTY TRANSACTIONS

Hong Kong Highpower Technology Company Limited

Hong Kong Highpower Technology Company Limited (“HKHT”) is a wholly-owned subsidiary of Hong Kong Highpower Technology, Inc., each which has interlocking executive and director positions with the other.

Loans to Directors, Officers, Stockholders and Affiliated Parties

  On July 31, 2005 and July 2006, HKHT made advances to certain of its directors and executive officers, including Dang Yu Pan, Wen Liang Li and Ma Wen Wei. The total amounts advanced to Mr. Pan, Mr. Li and Mr. Wei were $373,398.44, $114,600.66 and $102,811.75, respectively. Mr. Pan, Mr. Li and Mr. Wei repaid the advances on October 11, 2007 prior to the closing of the Share Exchange.

Share Exchange

On November 2, 2007, SRKP 11 completed the Share Exchange with HKHT and the former sole shareholders of HKHT. At the closing, HKHT became a wholly-owned subsidiary of SRKP 11 and 100% of the issued and outstanding securities of HKHT were exchanged for securities of SRKP 11. An aggregate of 14,798,328 shares of common stock were issued to these shareholders. As of the close of the Share Exchange, these shareholders owned approximately 72.3% of the issued and outstanding stock of SRKP 11. Prior to the closing of the Share Exchange and Private Placement, the shareholders of SRKP 11 agreed to the cancellation of an aggregate of 2,556,602 shares held by them such that there were 2,843,398 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. Moreover, concurrent with the closing of the Share Exchange, our company’s board appointed Dang Yu Pan as Chairman of the Board and Chief Executive Officer and Yu Zhi Qiu as Chief Financial Officer.

Private Placement

The placement agent for the $3.12 million equity financing conducted by us on the close of the Share Exchange was Westpark Capital, Inc., which received a commission equal to 10% of the gross proceeds from the financing. Richard Rappaport, the President of SRKP 11 and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in the placement agent, an NASD member. Anthony C. Pintsopoulos, an officer, director and significant shareholder of SRKP 11 prior to the Share Exchange, is the Chief Financial Officer of the placement agent. Debbie Schwartzberg, one of SRKP 11’s controlling stockholders prior to the Share Exchange, is a noteholder of the parent company of the placement agent; her note entitles her to a 1.5% interest in the net profits of the parent company of the placement agent. Kevin DePrimio and Jason Stern, each employees of the placement agent, are also shareholders of SRKP 11. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange. This current report is not an offer of securities for sale. Any securities sold in the private placement have not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify its officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the Effective Time of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Share Exchange on November 2, 2007 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange and the Private Placement, we had outstanding 2,843,398 shares of common stock, no options or warrants to purchase shares of common stock. Immediately after the closing of the Share Exchange and Private Placement, we had 20,478,090 issued and outstanding shares of common stock, no shares of Preferred Stock, no options and no warrants.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Share Exchange based on 20,478,090 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Hong Kong Highpower Technology, Inc., Flat 4, 13/F, Block 4, Taiping Industrial Centre, 51A Ting Kok Road, Tai Po, N.T. Hong Kong

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Share Exchange		Percent of Class

Directors and Executive Officers
Dang Yu Pan	Chief Executive Officer and Chairman of the Board	8,287,061	(1)	40.5%

Wen Liang Li	Vice President, Chief Technology Officer and Director	3,255,632		15.9%

Wen Wei Ma	Vice President of Manufacturing	1,479,835		7.2%

Yu Zhi Qiu	Chief Financial Officer	306,325		1.5%

Wen Jia Xiao	Vice President of Quality Control	266,370		1.3%

Officers and Directors as a Group (total of 5 persons)		13,022,528		63.6%

(1) Includes (i) an aggregate of 2,219,747 shares over which Mr. Pan has voting power and the right to acquire ownership pursuant to a loan agreement dated February 5, 2007 between Mr. Pan and other shareholders, including Yu Zhi Qiu, Chief Financial Officer, who holds 306,325 shares and, Wen Jia Xiao, Vice President of Quality Control, who holds 266,370 shares, and (ii) 591,933 shares held by a company that is 100% owned by Mr. Pan.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the consummation of the Share Exchange, SRKP 11’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Dang Yu Pan and Wen Liang Li to the board of directors of our company, with Mr. Pan serving as Chairman. The directors and officers of SRKP 11 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, our board appointed George Pan as Chief Executive Officer and Yu Zhi Qiu as Chief Financial Officer.

For complete information regarding our new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately after the closing of the Share Exchange, SRKP 11 changed its corporate name from “SRKP 11, Inc.” to “Hong Kong Highpower Technology, Inc.” by the filing of Articles of Merger with the Delaware Secretary of State’s Office on November 2, 2007. SRKP 11 effected the name change to better reflect the nature of its new business operations following the Share Exchange. The Articles of Merger are attached hereto as Exhibit 3.3. Holders of stock certificates bearing the name “SRKP 11, Inc.” may continue to hold them and will not be required to exchange them for new certificates or take any other action.

Item 5.06 Change in Shell Company Status.

Prior to the closing of the Share Exchange, SRKP 11 was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, SRKP 11 ceased being a shell company upon completion of the Share Exchange.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

We are providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of our company will be now that the Share Exchange is concluded.

FINANCIAL STATEMENTS OF SHENZHEN HIGHPOWER

The financial statements of Hong Kong Highpower Technology Co., Ltd., a Hong Kong corporation, for the years ended December 31, 2006, 2005 and 2004 and the six months ended June 30, 2007 (unaudited) are provided below. You are encouraged to review the financial statements and related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Hong Kong Highpower Technology Company Limited

We have reviewed the accompanying condensed consolidated balance sheet of Hong Kong Highpower Technology Company Limited (the “Company”) and its subsidiary (hereinafter collectively referred to as the “Group”) as of June 30, 2007, and the related condensed consolidated statements of income and cash flows for the six months ended June 30, 2007 and 2006, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Hong Kong Highpower Technology Company Limited.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Dominic Chan
Dominic K.F. Chan & Co
Certified Public Accountants
August 23, 2007

Hong Kong Highpower Technology Company Limited

Condensed Consolidated Financial Statements

For The Six Months Ended

June 30, 2007 and 2006

(Stated in US Dollars)

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONDENSED CONSOLIDATED INCOME STATEMENT
(Stated in US Dollars)

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$

Net sales	31,322,103	17,639,215
Cost of sales	(28,262,830)	(14,190,284)

Gross profit	3,059,273	3,448,931
Depreciation – Note 11	(54,044)	(35,490)
Selling and distributing costs	(948,288)	(581,660)
Administrative and other operating expenses	(2,002,353)	(818,947)

Income from operations	54,588	2,012,834
Other income - Note 4	918,279	30,265
Interest expenses – Note 5	(248,640)	(91,507)

Income before taxes	724,227	1,951,592
Income taxes - Note 6	(52,800)	(136,969)

Net income	671,427	1,814,623

Earnings per share of common stock
- Basic and dilutive – Note 8	1.34	3.63

Weighted average number of common stock
- Basic and dilutive – Note 8	500,000	500,000

See notes to condensed consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONDENSED CONSOLIDATED BALANCE SHEET
(Stated in US Dollars)

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

ASSETS
Current Assets :
Cash and cash equivalents	1,244,948	488,070
Restricted cash	1,710,382	1,010,580
Accounts receivable	11,685,478	8,127,170
Notes receivable	67,977	76,764
Prepaid expenses and other receivables - Note 9	2,151,278	2,612,091
Advance to related parties – Note 15	649,127	634,161
Tax prepayment	4,962	-
Inventories, net – Note 10	14,898,965	15,623,791
Prepaid lease payments – Note 12	54,756	-

Total Current Assets	32,467,873	28,572,627
Deferred tax assets – Note 6	22,016	8,443
Plant and equipment, net – Note 11	3,479,510	3,154,660
Leasehold land – Note 12	2,683,032	-
Intangible asset – Note 13	975,000	-

TOTAL ASSETS	39,627,431	31,735,730

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	19,805,889	17,327,402
Other payables accrued liabilities - Note 14	2,381,088	1,170,275
Income tax payable	-	122,710
Bank borrowings – Note 16	9,340,841	5,950,626

Total Current Liabilities	31,527,818	24,571,013

TOTAL LIABILITIES	31,527,818	24,571,013

COMMITMENTS AND CONTINGENCIES – Note 19

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONDENSED CONSOLIDATED BALANCE SHEET (Cont’d)
(Stated in US Dollars)

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
STOCKHOLDERS’ EQUITY
Common stock – Note 17
Par value: 2007 - US$0.1286 (2006 – US$0.1286)
Authorized: 2007 – 500,000 shares (2006 – 500,000)
Issued and outstanding: 2007 – 500,000 shares (2006 – 500,000)	64,317	64,317
Additional paid-in capital	(75,229)	(75,229)
Accumulated other comprehensive income	733,852	470,383
Retained earnings	7,376,673	6,705,246

TOTAL STOCKHOLDERS’ EQUITY	8,099,613	7,164,717

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	39,627,431	31,735,730

See notes to condensed consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in US Dollars)

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	671,427	1,814,623
Adjustments to reconcile net income to net cash flows provided by operating activities:
Amortisation of intangible asset	25,000	-
Bad debts written off	21,121	22,406
Depreciation	262,222	135,619
Loss on disposal of plant and equipment	2,340	2,335
Income taxes	52,800	136,969

Changes in operating assets and liabilities :
Accounts receivable	(3,335,419)	(1,172,134)
Notes receivable	8,395	678,228
Prepaid expenses and other receivables	528,679	26,210
Inventories	1,106,129	(2,670,792)
Accounts payable	2,017,519	1,337,998
Other payables and accrued liabilities	1,184,369	6,925
Income tax payable	(195,487)	(188,214)

Net cash flows provided by operating activities	2,349,095	130,173

Cash flows from investing activities
Acquisition of plant and equipment	(512,957)	(715,227)
Acquisition of leasehold land	(2,706,019)	-
Acquisition of intangible asset	(1,000,000)	-
Proceeds from disposal of plant and equipment	6,003	5,159
Cost of reorganization	-	(75,284)

Net cash flows used in investing activities	(4,212,973)	(785,352)

Cash flows from financing activities
Proceeds from new short-term bank loans	454,465	249,214
Repayment of short-term bank loans	(279,171)	(436,125)
Net advancement of other bank borrowings	3,027,151	1,916,957
Increase in restricted cash	(666,473)	(298,773)
Advance to related parties	70,294	(216,641)

Net cash flows provided by financing activities	2,606,266	1,214,632

Net increase in cash and cash equivalents	742,388	559,453
Effect of foreign currency translation on cash and cash equivalents	14,490	4,369
Cash and cash equivalents - beginning of period	488,070	467,026

Cash and cash equivalents - end of period	1,244,948	1,030,848

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Cont’d)
(Stated in US Dollars)

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$
Supplemental disclosures for cash flow information :
Cash paid for:
Interest	248,640	166,791
Income taxes	195,487	188,214

See notes to condensed consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Corporation information and reorganization

Hong Kong Highpower Technology Company Limited (the “Company”) was incorporated in the Hong Kong on July 4, 2003 under the Hong Kong Companies Ordinance. The Company was organized principally to manufacture and trading of batteries. The Company intends to go public in the US through a reverse acquisition of a US publicly traded company.

For the purpose of reverse acquisition, the Company underwent a group reorganization (the “Reorganization”) which was approved by authorized institutions in December, 2005, the Company acquired all of the outstanding common stock of Shenzhen Highpower Technology Co., Ltd. (“SZ Highpower”) from its then existing Stockholders (the “Stockholders”), Pan Dangyu, Li Kai Man, Li Wenliang and Ma Wenwei, in consideration of approximately $2,349,000 (equivalent to HK$18,250,000). The acquisition was financed by a short-term loan bearing interest of approximately $75,000 (equivalent to HK$584,000).

As a result of the Reorganization, SZ Highpower became the wholly owned subsidiary of the Company and became the Company’s main operational business.

As of June 30, 2007, the particulars of the subsidiary are as follows:

	Date of	Attributable		Registered
Name of company	incorporation	equity interest %		capital
		Direct	Indirect

Shenzhen Highpower Technology Co., Ltd. (“SZ Highpower”)	October 8, 2002	100	-	RMB20,000,000

2.	Description of business

The Company and its subsidiary are engaged in manufacturing and trading of nickel metal hydride rechargeable batteries.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying condensed consolidated financial statements of the Company and its subsidiary have been prepared in accordance with generally accepted accounting principles in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the six-month periods have been made. Results for the interim period presented are not necessarily indicative of the results that might be expected for the entire fiscal year. These condensed financial statements should be read in conjunction with the consolidated financial statements of the Company and the notes for the year ended December 31, 2006.

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment and intangible asset. Actual results could differ from those estimates.

Economic and political risks

SZ Highpower’s operations are conducted in the People’s Republic of China (the “PRC”). Accordingly, SZ Highpower’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

SZ Highpower’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. SZ Highpower’s results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad and rates and methods of taxation, among other things.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Restricted cash

Deposits in banks for securities of bank borrowings that are restricted in use are classified as restricted cash.

Accounts receivable

Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the period end. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Group does not accrue interest on trade accounts receivable.

During the six months ended June 30, 2007 and 2006, the Group had experienced bad debts of $21,121 and $22,406 respectively.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes purchase costs, direct labor and factory overheads. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Group’s reserve requirements generally increase as the management projected demand requirements; decrease due to market conditions, product life cycle changes. During the reporting periods, the Company did not make any allowance for slow-moving or defective inventories.

Leasehold land

Leasehold land, representing upfront payment for land use rights, is capitalized at its acquisition cost and amortized using the straight-line method over the lease terms.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Intangible asset

Intangible asset with limited useful lives is stated at cost less accumulated amortisation and accumulated impairment losses.

Amortisation of intangible asset is provided using the straight-line method over its estimated useful lives at the following annual rate:

Consumer battery license fee	5%

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives at the following annual rates:

Furniture, fixtures and office equipment	20%
Leasehold improvement	50%
Machinery and equipment	10%
Motor vehicles	20%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Group recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.

No impairment of long-lived assets was recognized for any of the periods presented.

Revenue recognition

Revenue from sales of the Group’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Basic and diluted earnings per share

The Company reports basic earnings or loss per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the periods.

Recent accounting pronouncements

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings, if any. Adoption of FIN 48 did not have an effect on our results of operations or financial condition. We did not have any material unrecognized tax benefits as of January 1, 2007 or June 30, 2007.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements. Although we will continue to evaluate the provisions of SFAS No.157, management currently does not believe the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transaction provisions of SAB No.108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB No. 108 has no material effect on our financial statement.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Recent accounting pronouncements (Cont’d)

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of SFAS No. 115.” The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS. No.157. The Company does not early adopt this statement. Although we will continue to evaluate the provisions of SFAS No.159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on our consolidated financial statements.

4.	Other income

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$

Bank interest income	11,672	3,206
Other interest income	3,007	-
Sale of waste material	844,416	-
Sundry income	59,184	27,059

	918,279	30,265

5.	Interest expenses

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$

Interest on bills	211,812	64,688
Interest on short-term bank loans	23,843	26,819
Interest on other loan	12,985	-

	248,640	91,507

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.	Income taxes

The components of the provision for income taxes are:

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$

PRC income tax
Current period	66,237	136,969

Deferred taxes	(13,437)	-

	52,800	136,969

The major components of deferred tax recognized in the consolidated balance sheets as of June 30, 2007 and December 31, 2006 are as follows:

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Temporary difference on:
recognization of expenses	(20,141)	(8,443)
accelerated tax depreciation on intangible asset	(1,875)	-

Deferred tax assets, net	(22,016)	(8,443)

Recognized in the balance sheet:
Net deferred tax assets	(22,016)	(8,443)

7.	Comprehensive income

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$

Net income	671,427	1,814,623
Foreign currency translation adjustment	263,469	64,433

Total comprehensive income	934,896	1,879,056

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.	Earnings per share

The calculation of the weighted average number of shares outstanding for 2007 and 2006 are based on the number of outstanding shares of the Company during the periods.

The Company has no dilutive instruments, such as options and warrants. Accordingly, the basic and diluted earnings per share are the same.

9.	Prepaid expenses and other receivables

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Purchase deposits paid	25,598	935,417
Advance to staff	14,742	21,540
Other deposits and prepayments	237,517	130,870
Value-added tax prepayment	980,574	1,220,524
Other receivables	892,847	303,740

	2,151,278	2,612,091

10.	Inventories

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Raw materials	5,693,530	5,040,028
Work in progress	2,165,711	1,415,942
Finished goods	6,961,691	9,096,003
Consumables	55,264	52,122
Packing materials	22,769	19,696

	14,898,965	15,623,791

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

11.	Plant and equipment

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
Cost
Furniture, fixtures and office equipment	580,044	510,853
Leasehold improvement	141,237	137,761
Machinery and equipment	3,466,516	2,938,971
Motor vehicles	256,980	250,655

	4,444,777	3,838,240

Accumulated depreciation
Furniture, fixtures and office equipment	147,064	92,092
Leasehold improvement	61,851	25,888
Machinery and equipment	639,839	475,767
Motor vehicles	116,513	89,833

	965,267	683,580

Net
Furniture, fixtures and office equipment	432,980	418,761
Leasehold improvement	79,386	111,873
Machinery and equipment	2,826,677	2,463,204
Motor vehicles	140,467	160,822

	3,479,510	3,154,660

The components of depreciation charged are:

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$

Included in factory overheads	208,178	100,129
Included in operating expenses	54,044	35,490

	262,222	135,619

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

12.	Leasehold land

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Cost	2,737,788	-

Accumulated amortization	-	-

Net	2,737,788	-

Analyzed for reporting purposes as:
Current asset	54,756	-
Non-current asset	2,683,032	-

	2,737,788	-

13.	Intangible asset

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
Cost
Consumer battery license fee	1,000,000	-

Accumulated amortization	25,000	-

Net	975,000	-

Amortization expenses included in selling and distributing costs for the six months ended June 30, 2007 and 2006 are $25,000 (unaudited) and $Nil (unaudited) respectively.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

14.	Other payables and accrued liabilities

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Accrued expenses	639,043	622,010
Accrued staff welfare	-	111,749
Royalty payable	1,259,576	112,579
Sales deposits received	180,646	86,182
Other payables	301,823	237,755

	2,381,088	1,170,275

15.	Advance to related parties

Advance to related parties for working capital are as follows:

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Advance to shareholders	649,127	634,161

The above advances are interest-free, unsecured and have no fixed repayment terms.

16.	Bank borrowings

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
Secured:
Repayable within one year
Non-recurring bank loans	1,096,952	896,964
Other bank borrowings	8,243,889	5,053,662

	9,340,841	5,950,626

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Bank borrowings (Cont’d)

As of June 30, 2007, the above banking borrowings were secured by the following:

(a)	charge over bank deposits of $1,710,382;

(b)	corporate guarantee executed by a third party and the Shenzhen Science and Technology Bureau ; and

(c)	personal guarantees executed by the directors of the Company;

17.	Common stock

	Common stock		Additional
	No. of		paid in
	shares	Amount	capital
		$	$

Balance, January 1, 2007 and June 30, 2007	500,000	64,317	(75,229)

18.	Pension plans

For employees in PRC, the Group contributes on a monthly basis to various defined contribution plans organized by the relevant municipal and provincial government in the PRC based on certain percentage of the relevant employees’ monthly salaries. The municipal and provincial governments undertake to assume the retirement benefit obligations payable to all existing and future retired employees under these plans and the Group has no further constructive obligation for post-retirement benefits beyond the contributions made. Contributions to these plans are expenses as incurred.

The assets of the schemes are controlled by trustees and held separately from those of the Group. Total pension cost was $56,043 and $20,062 for the six months ended June 30, 2007 and 2006 respectively.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Commitments and contingencies

Operating leases commitments

The Group leases factory and office premises under various non-cancelable operating lease agreements that expire at various dates through years 2007 to 2010, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of June 30, 2007 are as follows:

Year ending June 30	$

2008	531,065
2009	492,690
2010	469,877
2011	103,111

1,596,743

Rental expenses for the six months ended June 30, 2007 and 2006 were $202,035 and $178,720 respectively.

Capital commitments

The Group has the following capital commitments as of June 30, 2007:

$

Purchase of plant and equipment	2,733

Contingencies

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Bills discounted	1,378,415	1,323,442

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

20.	Related party transactions

Apart from the transactions as disclosed in notes 15, the Group entered into the following transactions with its related party during the six months ended June 30, 2007 and 2006:

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$

Management fee paid to Canhold International Limited	10,278	7,556

21.	Segment Information

For management purposes, the Group is currently organized into three major principal activities - manufacturing and trading of consumer and industrial batteries and trading of materials. These principal activities are the basis on which the Group reports its primary segment information.

	Consumer battery	Industrial battery	Materials	Total
Six months ended June 30, 2007	$ (Unaudited)	$ (Unaudited)	$ (Unaudited)	$ (Unaudited)

Sales	26,416,437	4,809,321	96,345	31,322,103

Cost of sales	(23,843,773)	(4,340,947)	(78,110)	(28,262,830)

Segment result	2,572,664	468,374	18,235	3,059,273

	Consumer battery	Industrial battery	Materials	Total
Six months ended June 30, 2006	$ (Unaudited)	$ (Unaudited)	$ (Unaudited)	$ (Unaudited)

Sales	13,934,036	3,122,676	582,503	17,639,215

Cost of sales	(11,075,092)	(2,481,974)	(633,218)	(14,190,284)

Segment result	2,858,944	640,702	(50,715)	3,448,931

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

21.	Segment Information (Cont’d)

All long-lived assets of the Group are located in PRC. Geographic information about the revenues and accounts receivable which are classified based on the location of the customers, is set out as follows:

	Six months ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Net revenue	$	$

Hong Kong and China	14,952,706	12,671,450
Asia	2,657,731	1,029,363
Europe	9,079,531	1,547,207
North America	4,602,551	2,117,563
South America	29,584	273,632

	31,322,103	17,639,215

	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Accounts receivable	$	$

Hong Kong and China	3,988,903	5,545,244
Asia	706,876	262,743
Europe	4,816,029	1,857,294
North America	2,173,670	461,889

	11,685,478	8,127,170

22.	Comparative amounts

Certain comparative amounts have been reclassified to conform to the current period’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

Hong Kong Highpower Technology Company Limited

Consolidated Financial Statements

December 31, 2006, 2005 and 2004

(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Hong Kong Highpower Technology Company Limited

We have audited the accompanying consolidated balance sheets of Hong Kong Highpower Technology Company Limited (the “Company”) and its subsidiary (collectively referred to as the “Group”) as of December 31, 2006, 2005 and 2004, and the related consolidated income statement, stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2006, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dominic Chan
Dominic K.F. Chan & Co
Certified Public Accountants
Hong Kong
July 14, 2007

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED INCOME STATEMENT
(Stated in US Dollars)

	Year ended December 31,
	2006	2005	2004
	$	$	$

Net sales	44,375,682	25,010,030	10,956,327
Cost of sales	(37,057,814)	(20,830,516)	(9,434,864)

Gross profit	7,317,868	4,179,514	1,521,463
Depreciation – Note 10	(80,213)	(46,209)	(25,219)
Selling and distributing costs	(1,634,366)	(856,526)	(640,833)
Administrative and other operating expenses	(2,159,502)	(854,246)	(549,172)

Income from operations	3,443,787	2,422,533	306,239
Other income - Note 4	157,873	131,103	162,087
Interest expenses – Note 5	(253,617)	(54,971)	(9,666)

Income before taxes	3,348,043	2,498,665	458,660
Income taxes - Note 6	(240,487)	(187,634)	16,599

Net income	3,107,556	2,311,031	475,259

Earnings per share of common stock
- Basic and dilutive – Note 7	6.22	4.62	0.95

Weighted average number of common stock
- Basic and dilutive – Note 7	500,000	500,000	500,000

See notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED BALANCE SHEET
(Stated in US Dollars)

	At December 31,
	2006	2005	2004
	$	$	$

ASSETS
Current Assets:
Cash and cash equivalents	488,070	467,026	298,508
Restricted cash	1,010,580	-	-
Accounts receivable	8,127,170	4,770,651	2,903,047
Notes receivable	76,764	696,910	184,738
Prepaid expenses and other receivables - Note 8	2,612,091	733,410	396,895
Advance to related parties – Note 12	634,161	498,496	107,583
Tax prepayment	-	-	1,276
Inventories, net – Note 9	15,623,791	5,684,725	2,429,898

Total Current Assets	28,572,627	12,851,218	6,321,945
Deferred tax assets – Note 6	8,443	7,568	16,599
Plant and equipment, net – Note 10	3,154,660	1,726,592	1,039,925

TOTAL ASSETS	31,735,730	14,585,378	7,378,469

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	17,327,402	8,485,498	4,502,327
Other payables and accrued liabilities - Note 11	1,170,275	1,164,622	990,473
Advance from a related party – Note 12	-	-	87,606
Income tax payable	122,710	117,875	-
Bank borrowings – Note 13	5,950,626	960,323	241,648
Other loans – Note 13	-	-	84,577

Total Current Liabilities	24,571,013	10,728,318	5,906,631

TOTAL LIABILITIES	24,571,013	10,728,318	5,906,631

COMMITMENTS AND CONTINGENCIES – Note 15

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED BALANCE SHEET (Cont’d)
(Stated in US Dollars)

	At December 31,
	2006	2005	2004
	$	$	$
STOCKHOLDERS’ EQUITY
Common stock
Par value: 2006 - $0.1286 (2005 and 2004 – $0.1286)
Authorized: 2006 – 500,000 shares (2005 and 2004 – 500,000)
Issued and outstanding: 2006 – 500,000 shares (2005 and 2004 – 500,000)	64,317	64,317	64,317
Additional paid-in capital	(75,229)	-	120,819
Accumulated other comprehensive income	470,383	195,053	43
Retained earnings	6,705,246	3,597,690	1,286,659

TOTAL STOCKHOLDERS’ EQUITY	7,164,717	3,857,060	1,471,838

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	31,735,730	14,585,378	7,378,469

See notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Stated in US Dollars)

				Accumulated
			Additional	other
	Common stock		paid-in	comprehensive	Retained
	Shares	Amount	capital	income	earnings	Total
		$	$	$	$	$

Balance, January 1, 2004	500,000	64,317	120,819	-	811,400	996,536
Comprehensive income
Net income	-	-	-	-	475,259	475,259
Foreign currency translation adjustments	-	-	-	43	-	43
Total comprehensive income	-	-	-	43	475,259	475,302

Balance, December 31, 2004	500,000	64,317	120,819	43	1,286,659	1,471,838
Reorganization - Note 1	-	-	(120,819)	-	-	(120,819)
Comprehensive income
Net income	-	-	-	-	2,311,031	2,311,031
Foreign currency translation adjustments	-	-	-	195,010	-	195,010
Total comprehensive income	-	-	-	195,010	2,311,031	2,506,041

Balance, December 31, 2005	500,000	64,317	-	195,053	3,597,690	3,857,060
Reorganization - Note 1	-	-	(75,229)	-	-	(75,229)
Comprehensive income
Net income	-	-	-	-	3,107,556	3,107,556
Foreign currency translation adjustments	-	-	-	275,330	-	275,330
Total comprehensive income	-	-	-	275,330	3,107,556	3,382,886

	500,000	64,317	(75,229)	470,383	6,705,246	7,164,717

See notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in US Dollars)

	Year ended December 31,
	2006	2005	2004
	$	$	$
Cash flows from operating activities
Net income	3,107,556	2,311,031	475,259
Adjustments to reconcile net income to net cash flows provided by operating activities:
Bad debts written off	22,878	9,645	-
Depreciation	343,841	182,307	94,742
Loss on disposal of plant and equipment	32,844	5,261	9,028
Income taxes	240,487	187,634	(16,599)

Changes in operating assets and liabilities:
Accounts receivable	(3,155,007)	(1,778,398)	(1,220,945)
Notes receivable	620,101	(511,456)	(184,379)
Prepaid expenses and other receivables	(1,826,594)	(313,424)	(96,222)
Inventories	(9,556,898)	(3,148,845)	(1,168,209)
Accounts payable	8,387,286	3,814,931	2,154,557
Other payables and accrued liabilities	(32,771)	154,267	528,007
Income tax payable	(240,514)	(60,831)	-

Net cash flows (used in) / provided by operating activities	(2,056,791)	852,122	575,239

Cash flows from investing activities
Acquisition of plant and equipment	(1,733,167)	(849,768)	(561,677)
Proceeds from disposal of plant and equipment	13,747	11,186	1,450
Cost of reorganization	(75,181)	-	-

Net cash flows used in investing activities	(1,794,601)	(838,582)	(560,227)

Cash flows from financing activities
Proceeds from new short-term bank loans	879,630	977,681	241,641
Repayment of short-term bank loans	(973,876)	(274,973)	-
Repayment of other loans	-	(85,547)	-
Net advancement of other bank borrowings	4,955,996	-	-
Increase in restricted cash	(991,050)	-	-
Advance from a related party	-	-	(52,682)
Advance to related parties	(38,495)	(468,151)	(70,920)

Net cash flows provided by financing activities	3,832,205	149,010	118,039

Net (decrease) / increase in cash and cash equivalents	(19,187)	162,550	133,051
Effect of foreign currency translation on cash and cash equivalents	40,231	5,968	(97)
Cash and cash equivalents - beginning of year	467,026	298,508	165,554

Cash and cash equivalents - end of year	488,070	467,026	298,508

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS (Cont’d)
(Stated in US Dollars)

	Year ended December 31,
	2006	2005	2004
	$	$	$
Supplemental disclosures for cash flow information:
Cash paid for:
Interest	328,798	54,971	7,128
Income taxes	240,514	60,831	-

See notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Corporation information and reorganization

Hong Kong Highpower Technology Company Limited (the “Company”) was incorporated in the Hong Kong on July 4, 2003 under the Hong Kong Companies Ordinance. The Company was organized principally to manufacture and trading of batteries. The Company intends to go public in the US through a reverse acquisition of a US publicly traded company.

For the purpose of reverse acquisition, the Company underwent a group reorganization (the “Reorganization”) which was approved by authorized institutions in December, 2005, the Company acquired all of the outstanding common stock of Shenzhen Highpower Technology Co., Ltd. (“SZ Highpower”) from its then existing Stockholders (the “Stockholders”), Pan Dangyu, Li Kai Man, Li Wenliang and Ma Wenwei, in consideration of approximately $2,349,000 (equivalent to HK$18,250,000). The acquisition was financed by a short-term loan bearing interest of approximately $75,000 (equivalent to HK$584,000).

As a result of the Reorganization, SZ Highpower became the wholly owned subsidiary of the Company and became the Company’s main operational business.

As of December 31, 2006, the particulars of the subsidiary are as follows:

	Date of	Attributable		Registered
Name of company	incorporation	equity interest %		capital
		Direct	Indirect

Shenzhen Highpower Technology Co., Ltd. (“SZ Highpower”)	October 8, 2002	100	-	RMB20,000,000

2.	Description of business

The Company and its subsidiary are engaged in manufacturing and trading of nickel metal hydride rechargeable batteries.

3.	Summary of significant accounting policies

Basis of presentation and consolidation

On December, 2005, the Reorganization was approved by authorized institutions and accordingly, accounting for recapitalization is adopted for the preparation of the comparative figures of the consolidated financial statements. It means that the consolidated financial statements for the year ended December 31, 2005 and 2004 are issued under the name of the legal parent, the Company, but includes the financial statements of SZ Highpower.

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Basis of presentation and consolidation (Cont’d)

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

The results of subsidiaries acquired or disposed of during the years are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal.

The Company also evaluates consolidation of entities under Financial Accounting Standards Board (FASB) Interpretation No.46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 requires management to evaluate whether an entity or interest is a variable interest entity and whether the Company is the primary beneficiary. Consolidation is required if both of these criteria are met. The Company does not have any variable interest entities requiring consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment. Actual results could differ from those estimates.

Economic and political risks

SZ Highpower’s operations are conducted in the People’s Republic of China (the “PRC”). Accordingly, SZ Highpower’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

SZ Highpower’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. SZ Highpower’s results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad and rates and methods of taxation, among other things.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Concentrations of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of accounts receivable. The Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management of the Group has delegated a team responsibility for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the directors of the Group consider that the Group’s credit risk is significantly reduced. Other than set forth below, no customers represented 10% or more of the Group’s net sales and accounts receivable.

At December 31, 2006, 2005 and 2004, customers represented 10% or more of the Group’s net sales and accounts receivable are:

	Year ended December 31
	2006	2005	2004
	$	$	$

1st largest customer	-	-	1,305,451

Net sales	-	-	1,305,451

Accounts receivable	2,663,255	608,232	746,112

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.

Restricted cash

Deposits in banks for securities of bank borrowings that are restricted in use are classified as restricted cash.

Accounts receivable

Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Group does not accrue interest on trade accounts receivable.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Accounts receivable (Cont’d)

During the years ended 2006, 2005 and 2004, the Group had experienced bad debts of $22,878, $9,645 and $Nil respectively.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes purchase costs, direct labor and factory overheads. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Group’s reserve requirements generally increase as the management projected demand requirements; decrease due to market conditions, product life cycle changes. During the reporting years, the Company did not make any allowance for slow-moving or defective inventories.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives at the following annual rates:

Furniture, fixtures and office equipment	20%
Leasehold improvement	50%
Machinery and equipment	10%
Motor vehicles	20%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Group recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.

No impairment of long-lived assets was recognized for any of the years presented.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Revenue recognition

Revenue from sales of the Group’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

Advertising and promotion expenses

Advertising and promotion expenses are charged to expense as incurred.

Advertising and promotion expenses amounted to $96,045, $117,191 and $114,246 during 2006, 2005 and 2004 respectively are included in selling and distributing costs.

Income taxes

The Group uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate of SZ Highpower is 15%. However, also in accordance with the relevant taxation laws in the PRC, from the time that the company has its first profitable tax year, it is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. SZ Highpower’s first profitable tax year was 2003. SZ Highpower will be levied at the 15% tax rate in 2008.

Comprehensive income

The Group has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Group.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Foreign currency translation

The Group maintains its financial statements in the functional currency. The functional currencies of the Company and SZ Highpower are Hong Kong dollars (“HK$”) and Renminbi (“RMB”) respectively. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	2006	2005	2004

Year end HK$: US$ exchange rate	7.773	7.768	7.774
Average yearly HK$: US$ exchange rate	7.768	7.777	7.789
Year end RMB: US$ exchange rate	7.804	8.070	8.277
Average yearly RMB: US$ exchange rate	7.958	8.183	8.277

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that RMB amounts could have been, or could be, converted into US$ at rates used in translation.

Fair value of financial instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

The Group is exposed to certain foreign currency risk from export sales transactions and recognized accounts receivable as they will affect the future operating results of the Group. The Group did not have any hedging activities during the reporting period. As the functional currency of SZ Highpower is RMB, the exchange difference on translation to US dollars for reporting purpose is taken to other comprehensive income.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Basic and diluted earnings per share

The Company reports basic earnings or loss per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the years.

Recent accounting pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application to prior period financial statements of changes in accounting principle, unless impracticable to do so. It also requires that a change in the depreciation, amortization, or depletion method for long-lived non-financial assets be accounted as a change in accounting estimate, effected by a change in accounting principle. Accounting for error corrections and accounting estimate changes will continue under the guidance in APB Opinion 20, “Accounting Changes”, as carried forward in this pronouncement. The statement is effective for fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 has no material effect on our financial statements.

In November 2005, the FASB issued FSP Nos. FAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is ‘other-than-temporary’, and the measurement of an impairment loss. The investment is impaired if the fair value is less than cost. The impairment is ‘other-than-temporary’ for equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost. If ‘other-than-temporary’, an impairment loss shall be recognized in earnings equal to the difference between the investment’s cost and its fair value. The guidance in this FSP is effective in reporting periods beginning after December 15, 2005. The adoption of FSP Nos. FAS 115-1 and 124-1 has no material effect on our financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 155”), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company does not believe the adoption of SFAS No. 155 will have a material impact on the Company’s consolidated financial position or results of operations.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Recent accounting pronouncements (Cont’d)

The FASB released SFAS No. 156, “Accounting for Servicing of Financial Assets,” to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS No. 156 will be effective for the Company as of December 31, 2006, the beginning of the Company’s 2007 fiscal year. The Company does not believe the adoption of SFAS No. 156 will have a material impact on the Company’s consolidated financial position or results of operations. The Company does not believe the adoption of SFAS No. 156 will have a material impact on the Company’s consolidated financial position or results of operations.

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the effect of FIN 48 on its financial statements and does not believe the adoption of FIN No. 48 will have a material impact on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements. Although we will continue to evaluate the provisions of SFAS No. 157, management currently does not believe the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Recent accounting pronouncements (Cont’d)

The FASB released SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through an adjustment to comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company is required to initially recognize the funded status of its defined benefit and other postretirement plans as of December 31, 2006, and to provide the required disclosures in the Company’s 2006 annual report on Form 10-KSB. The Company is assessing the impact on the adoption of SFAS No. 158 will have on the Company’s consolidated financial position.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS No. 115.” The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS. No.157. The Company does not early adopt this statement. Although we will continue to evaluate the provisions of SFAS No. 159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on our consolidated financial statements.

4.	Other income

	Year ended December 31,
	2006	2005	2004
	$	$	$

Bank interest income	11,626	3,625	765
Net exchange gains	-	16,989	-
Sale of waste material	99,285	73,196	129,189
Sundry income	46,962	37,293	32,133

	157,873	131,103	162,087

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5.	Interest expenses

	Year ended December 31,
	2006	2005	2004
	$	$	$

Interest on bills	208,269	26,610	-
Interest on short-term bank loans	45,348	25,795	7,129
Interest on other loans	-	2,566	2,537

	253,617	54,971	9,666

6.	Income taxes

The components of the income before income taxes are:

	Year ended December 31,
	2006	2005	2004
	$	$	$

Hong Kong	(1,372)	(3,122)	(2,670)
The People’s Republic of China	3,349,415	2,501,787	461,330

	3,348,043	2,498,665	458,660

The components of the provision for income taxes are:

	Year ended December 31,
	2006	2005	2004
	$	$	$

PRC income tax
Current year	241,313	178,378	-

Deferred taxes	(826)	9,256	(16,599)

	240,487	187,634	(16,599)

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.	Income taxes (Cont’d)

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the applicable statutory income tax rate to income before taxes for the years ended December 31, 2006, 2005 and 2004 respectively.

	Year ended December 31,
	2006	2005	2004
	$	$	$

Income before taxes	3,348,043	2,498,665	458,660

Provision for income taxes at applicable income tax rate	502,206	374,799	68,799
Income not subject to tax	(2,522)	-	-
Non-deductible expenses for income tax purposes	206	468	401
Tax exemption of PRC subsidiary	(243,835)	(178,378)	(102,398)
Tax rate differential	825	(9,255)	16,599
Others	(16,393)	-	-

	240,487	187,634	(16,599)

The major components of deferred tax recognized in the consolidated balance sheets as of December 31, 2006, 2005 and 2004 are as follows:

	At December 31
	2006	2005	2004
	$	$	$

Temporary difference on recognization of expenses	(8,443)	(7,568)	(16,599)

Deferred tax assets, net	(8,443)	(7,568)	(16,599)

Recognized in the balance sheet:
Net deferred tax assets	(8,443)	(7,568)	(16,599)

7.	Earnings per share

The calculation of the weighted average number of shares outstanding for 2006, 2005 and 2004 are based on the number of outstanding shares of the Company during the years.

The Company has no dilutive instruments, such as options and warrants. Accordingly, the basic and diluted earnings per share are the same.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.	Prepaid expenses and other receivables

	At December 31,
	2006	2005	2004
	$	$	$

Purchase deposits paid	935,417	180,855	25,040
Advance to staff	21,540	7,441	709
Other deposits and prepayments	130,870	131,938	69,399
Value-added tax prepayment	1,220,524	-	-
Other receivables	303,740	413,176	301,747

	2,612,091	733,410	396,895

9.	Inventories

	At December 31
	2006	2005	2004
	$	$	$

Raw materials	5,040,028	1,676,751	659,071
Work in progress	1,415,942	852,202	585,365
Finished goods	9,096,003	3,101,398	1,139,303
Consumables	52,122	35,600	38,881
Packing materials	19,696	18,774	7,278

	15,623,791	5,684,725	2,429,898

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

10.	Plant and equipment

	At December 31,
	2006	2005	2004
	$	$	$
Cost
Furniture, fixtures and office equipment	510,853	178,713	63,330
Leasehold improvement	137,761	-	-
Machinery and equipment	2,938,971	1,660,195	989,149
Motor vehicles	250,655	237,085	160,169

	3,838,240	2,075,993	1,212,648

Accumulated depreciation
Furniture, fixtures and office equipment	92,092	40,460	18,190
Leasehold improvement	25,888	-	-
Machinery and equipment	475,767	253,008	131,023
Motor vehicles	89,833	55,933	23,510

	683,580	349,401	172,723

Net
Furniture, fixtures and office equipment	418,761	138,253	45,140
Leasehold improvement	111,873	-	-
Machinery and equipment	2,463,204	1,407,187	858,126
Motor vehicles	160,822	181,152	136,659

	3,154,660	1,726,592	1,039,925

The components of depreciation charged are:

	Year ended December 31,
	2006	2005	2004
	$	$	$

Included in factory overheads	263,628	136,098	69,523
Included in operating expenses	80,213	46,209	25,219

	343,841	182,307	94,742

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

11.	Other payables and accrued liabilities

	At December 31,
	2006	2005	2004
	$	$	$

Accrued expenses	622,010	460,910	311,954
Accrued staff welfare	111,749	166,774	136,029
Loan interest payable	-	-	2,538
Sales deposits received	86,182	57,130	93,871
Value-added tax payable	-	343,072	94,710
Other payables	350,334	136,736	351,371

	1,170,275	1,164,622	990,473

12. Advance to/from related parties

Advance to/from related parties for working capital are as follows:

	At December 31,
	2006	2005	2004
	$	$	$

Advance to shareholders	634,161	498,496	107,583

Advance from a shareholder	-	-	87,606

The above advances are interest-free, unsecured and have no fixed repayment terms.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

13.	Bank and other borrowings

	At December 31
	2006	2005	2004
	$	$	$
Secured:
Repayable within one year
Non-recurring bank loans	896,964	960,323	241,648
Other bank borrowings	5,053,662	-	-
Non-recurring other borrowings	-	-	84,577

	5,950,626	960,323	326,225

As of December 31, 2006, the Company’s banking facilities are composed of the following:

Facilities granted	Granted	Amount Utilized	Unused
	$	$	$

Non-recurring bank loans	896,964	896,964	-
Other facilities including:
- Outstanding letter of credit	3,844,133	3,395,371	448,762
- Invoice /account payable financing	4,003,024	1,658,291	2,344,733

	8,744,121	5,950,626	2,793,495

As of December 31, 2006, the above banking borrowings were secured by the following:

(a)	charge over bank deposits of $1,010,580;

(b)	corporate guarantee executed by a third party and Shenzhen Science and Technology Bureau ; and

(c)	personal guarantee executed by the directors of the Company;

The interest rates of short-terms notes payable / invoice financing were at bank’s prime lending rate per annum with various maturity dates.

The interest rates of non-recurring bank loans were at 7.02% - 7.344% per annum except that loan of $384,413 which was interest free.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

14.	Pension plans

For employees in PRC, the Group contributes on a monthly basis to various defined contribution plans organized by the relevant municipal and provincial government in the PRC based on certain percentage of the relevant employees’ monthly salaries. The municipal and provincial governments undertake to assume the retirement benefit obligations payable to all existing and future retired employees under these plans and the Group has no further constructive obligation for post-retirement benefits beyond the contributions made. Contributions to these plans are expenses as incurred.

Total pension cost was $91,353, $Nil and $14,561 during 2006, 2005 and 2004 respectively.

15.	Commitments and contingencies

Operating leases commitments

The Group leases factory and office premises under various non-cancelable operating lease agreements that expire at various dates through years 2007 to 2010, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of December 31, 2006 are as follows:

Year ending December 31	$

2007	377,911
2008	244,475
2009	190,879
2010	135,083

948,348

Rental expenses for the years ended 2006, 2005 and 2004 were $367,582, $262,819 and $185,004 respectively.

Capital commitments

The Group has the following capital commitments as of December 31, 2006, 2005 and 2004:

	At December 31
	2006	2005	2004
	$	$	$

Purchase of plant and equipment	136,595	106,279	13,895
Purchase of land in PRC	1,683,344	-	-

	1,819,939	106,279	13,895

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	Commitments and contingencies (Cont’d)

Contingencies

	At December 31
	2006	2005	2004
	$	$	$

Bills discounted	1,323,442	958,355	234,984

16.	Related party transactions

Apart from the transactions as disclosed in notes 12, the Group entered into the following transactions with its related party during the years ended December 31, 2006, 2005 and 2004:

	Year ended December 31,
	2006	2005	2004
	$	$	$

Management fee paid to Canhold International Limited	15,302	12,138	9,221

17.	Segment information

For management purposes, the Group is currently organized into three major principal activities - manufacturing and trading of consumer and industrial batteries and trading of materials. These principal activities are the basis on which the Group reports its primary segment information.

	Consumer battery	Industrial battery	Materials	Total
2006	$	$	$	$

Sales	34,360,789	9,111,131	903,762	44,375,682

Cost of sales	(28,604,917)	(7,556,071)	(896,826)	(37,057,814)

Segment result	5,755,872	1,555,060	6,936	7,317,868

2005	$	$	$	$

Sales	20,892,322	3,540,233	577,475	25,010,030

Cost of sales	(17,320,117)	(2,948,888)	(561,511)	(20,830,516)

Segment result	3,572,205	591,345	15,964	4,179,514

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

17	Segment information (Cont’d)

2004	$	$	$	$

Sales	9,783,927	1,087,103	85,297	10,956,327

Cost of sales	(8,418,328)	(935,370)	(81,166)	(9,434,864)

Segment result	1,365,599	151,733	4,131	1,521,463

All long-lived assets of the Group are located in PRC. Geographic information about the revenues and accounts receivable which are classified based on the location of the customers, is set out as follows:

	Year ended December 31,
	2006	2005	2004
Net revenue	$	$	$

Hong Kong and China	29,009,277	17,126,358	7,517,850
Asia	3,294,838	3,198,143	2,166,369
Europe	7,288,751	2,807,580	886,280
North America	4,511,914	1,877,949	385,828
South America	270,902	-	-

	44,375,682	25,010,030	10,956,327

	At December 31
	2006	2005	2004
Accounts receivable	$	$	$

Hong Kong and China	5,545,244	3,913,344	2,449,071
Asia	262,743	119,359	324,672
Europe	1,857,294	525,633	58,296
North America	461,889	212,315	71,008

	8,127,170	4,770,651	2,903,047

(c) Exhibits:

Exhibit No.	Exhibit Description

2.1
Share Exchange Agreement, dated as of October 20, 2007, by and among the Registrant, Hong Kong Highpower Technology Company Limited and all of the shareholders of Hong Kong Highpower Technology Company Limited.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.3	Articles of Merger Effecting Name Change.

10.1	Form of Subscription Agreement.

10.2*	Consumer Battery License Agreement, dated as of May 14, 2004, by and between Shenzhen Highpower Technology Co., Ltd and Ovonic Battery Company, Inc., amended as of August 8, 2007.

10.3	Loan Contract dated as of February 5, 2007 by and between Dang Yu Pan and various shareholders of Hong Kong Highpower Technology Company Limited (translated to English).

10.4
State-owned Land Use Rights Grant Contract No. 441302 - B - 112 dated as of May 23, 2007, by and between the Land and Resources Bureau of Huizhou City, Guangdong Province and Shenzhen Highpower Technology Co., Ltd. (translated to English).

10.5	Bank Credit Line dated August 17, 2007 by and between DBS Bank (China) Limited Company Shenzhen Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English).

10.6
Commercial Acceptance Bill Discount Quotation Agreement dated as of June 18, 2007 by and between Shenzhen Development Bank Shenzhen Ai Guo Road Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English).

10.7
Facility Quotation Agreement dated as of September 18, 2007 by and between Shanghai Pudong Development Bank Shenzhen Long Hua Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English).

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated November 2, 2007.

21.1	List of Subsidiaries.

*
The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.  The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Commission’s review of the application in accordance with Rule 24b-2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hong Kong Highpower Technology, Inc.

Dated: November 2, 2007		/s/ Dang Yu Pan
	By:	Dang Yu Pan
	Its:	Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1
Share Exchange Agreement, dated as of October 20, 2007, by and among the Registrant, Hong Kong Highpower Technology Company Limited and all of the shareholders of Hong Kong Highpower Technology Company Limited.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.3	Articles of Merger Effecting Name Change.

10.1	Form of Subscription Agreement.

10.2*	Consumer Battery License Agreement, dated as of May 14, 2004, by and between Shenzhen Highpower Technology Co., Ltd and Ovonic Battery Company, Inc., amended as of August 8, 2007.

10.3	Loan Contract dated as of February 5, 2007 by and between Dang Yu Pan and various shareholders of Hong Kong Highpower Technology Company Limited (translated to English).

10.4
State-owned Land Use Rights Grant Contract No. 441302 - B - 112 dated as of May 23, 2007, by and between the Land and Resources Bureau of Huizhou City, Guangdong Province and Shenzhen Highpower Technology Co., Ltd. (translated to English).

10.5	Bank Credit Line dated August 17, 2007 by and between DBS Bank (China) Limited Company Shenzhen Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English).

10.6
Commercial Acceptance Bill Discount Quotation Agreement dated as of June 18, 2007 by and between Shenzhen Development Bank Shenzhen Ai Guo Road Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English).

10.7
Facility Quotation Agreement dated as of September 18, 2007 by and between Shanghai Pudong Development Bank Shenzhen Long Hua Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English).

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated November 2, 2007.

21.1	List of Subsidiaries.

*
The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.  The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Commission’s review of the application in accordance with Rule 24b-2.